EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

among

METABANK,

META FINANCIAL GROUP, INC.

DRAKE ENTERPRISES, LTD.

and

EPS FINANCIAL, LLC

Dated as of October 1, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1.	Certain Definitions	1
1.2.	Cross-References	9

ARTICLE 2 PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		11

2.1.	Purchase and Sale of Assets	11
2.2.	Assumption of Liabilities	12
2.3.	Further Conveyances and Assumptions	14

ARTICLE 3 CONSIDERATION; ADJUSTMENTS		14

3.1.	Purchase Price	14
3.2.	Closing Date Payments	14
3.3.	Pre-Closing Estimates	14
3.4.	Purchase Price Adjustment	15
3.5.	Purchase Price Allocation	16

ARTICLE 4 CLOSING AND TERMINATION		17

4.1.	Closing Date	17
4.2.	Deliveries by Seller	17
4.3.	Deliveries by Purchaser	18
4.4.	Termination of Agreement	18
4.5.	Procedure Upon Termination	19
4.6.	Effect of Termination	20

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		20

5.1.	Organization and Authority of Drake	20
5.2.	Organization, Authority and Qualification of Seller	20
5.3.	Capitalization	21
5.4.	No Subsidiaries	21
5.5.	No Conflicts; Consents	21
5.6.	Financial Statements	22
5.7.	Undisclosed Liabilities	22
5.8.	Absence of Certain Changes	23
5.9.	Legal Proceedings	24

i

5.10.	Financial Advisors	24
5.11.	Contracts; No Default	24
5.12.	Real Property	26
5.13.	Title to Purchased Assets; Sufficiency of Assets	26
5.14.	Intellectual Property	26
5.15.	Compliance with Laws; Governmental Authorization	28
5.16.	Employment Matters	29
5.17.	Employee Benefit Matters	30
5.18.	Tax Matters	31
5.19.	Environmental Matters	32
5.20.	Related Party Transactions	33
5.21.	Insurance	33
5.22.	Customers	33
5.23.	Privacy and Security	33
5.24.	Accounts Receivable	34
5.25.	Certain Business Practices	34
5.26.	Investment Representation	34
5.27.	Disclosure	36
5.28.	No Other Representations and Warranties	36

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		36

6.1.	Organization and Authority of Purchaser	36
6.2.	No Conflicts: Consents	37
6.3.	Legal Proceedings	37
6.4.	Financial Advisors	37
6.5.	Sufficiency of Funds	37

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PARENT		37

7.1.	Organization and Authority of Parent	38
7.2.	No Conflicts: Consents	38
7.3.	Legal Proceedings	38
7.4.	Financial Advisors	38
7.5.	Parent SEC Reports	39
7.6.	Parent Common Stock	39

ARTICLE 8 COVENANTS		39

8.1.	Conduct of Business Prior to Closing	39
8.2.	Access to Information	41

8.3.	Consents	42
8.4.	Further Assurances	42
8.5.	Publicity	42
8.6.	Schedules	43
8.7.	Confidentiality	43
8.8.	Employee Matters	44
8.9.	Books and Records	46
8.10.	Notification	46
8.11.	Non-Competition; Non-Solicitation	46
8.12.	Material Non-Public Information of Parent	48
8.13.	Agreement to Change Name	48
8.14.	Expenses Relating to Transfer of Shares and Removal of Restrictive Legend	48
8.15.	Retention Agreements	48
8.16.	Cash Transfers	49

ARTICLE 9 CONDITIONS TO CLOSING		49

9.1.	Conditions Precedent to Obligations of Purchaser and Parent	49
9.2.	Conditions Precedent to Obligations of Seller and Drake	50
9.3.	Failure to Satisfy Closing Conditions	52

ARTICLE 10 TAXES		52

10.1.	Transfer Taxes	52
10.2.	Straddle Period Taxes	52
10.3.	Cooperation	53
10.4.	Continuing Employees	53

ARTICLE 11 INDEMNIFICATION		53

11.1.	Survival	53
11.2.	Seller Indemnification Obligations	53
11.3.	Purchaser Indemnification Obligations	54
11.4.	Certain Limitations	54
11.5.	Third-Party Claims	55
11.6.	Payment of Claims	56
11.7.	Exclusive Remedy	57

ARTICLE 12 MISCELLANEOUS		57

12.1.	Interpretive Matters	57

12.2.	Expenses	58
12.3.	Injunctive Relief	58
12.4.	Governing Law; Venue	58
12.5.	Waiver of Right to Trial by Jury	58
12.6.	Amendment; Waiver	59
12.7.	Remedies Cumulative	59
12.8.	Notices	59
12.9.	Severability	60
12.10.	Binding Effect; Assignment	60
12.11.	Entire Agreement	60
12.12.	Counterparts	60

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of this 1st day of October, 2016 (the “Execution Date”), is entered into by and among (i) EPS FINANCIAL, LLC, a North Carolina limited liability company (“Seller”), (ii) DRAKE ENTERPRISES, LTD., a North Carolina corporation (“Drake”), (iii) METABANK, a federally chartered stock savings bank (“Purchaser”), and (iv) META FINANCIAL GROUP, INC., a Delaware corporation (“Parent”).  Seller, Drake, Purchaser and Parent are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

PREMISES

A.            Seller is in the business of facilitating and providing federal and state tax refund products and services (including refund transfers, prepaid card solutions and merchant services) to consumer taxpayers throughout the United States (the “Business”).

B.             Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, substantially all of the assets of Seller related to the Business, and Purchaser desires to assume, and Seller desires to assign to Purchaser, certain liabilities of Seller, in each case subject to the terms and conditions set forth herein.

In consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1.          Certain Definitions.  For purposes of this Agreement, the capitalized terms have the meanings set forth in this Section 1.1 or set forth in other Sections of this Agreement:

(a)          “Accounting Arbitrator” means a nationally recognized independent accounting firm as shall be reasonably agreed upon by Purchaser and Seller in writing.

(b)          “Accounting Principles” means the accounting methods, policies, practices, procedures and methodologies set forth on Schedule 1.1(b).

(c)          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” or similar terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d)          “Agreement” means this Asset Purchase Agreement, including its Exhibits and the Disclosure Schedules.

(e)          “Applicable Laws” means all applicable federal, state, local, municipal, foreign, international or other notices, laws, statutes, ordinances, rules, regulations, codes, guidance and orders and any other applicable legal requirement.

(f)           “Balance Sheet Date” means August 31, 2016.

(g)          “Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

(h)          “Business Day” means any day of the year on which banking institutions in Charlotte, North Carolina or Sioux Falls, South Dakota are open to the public for conducting business.

(i)           “Closing Cash Payment” means an aggregate amount equal to (i) $21,250,000, plus (ii) the amount, if any, by which the Estimated Net Working Capital is greater than Target Net Working Capital minus (iii) the amount, if any, by which the Estimated Net Working Capital is less than Target Net Working Capital minus (iv) the Estimated Closing Indebtedness minus (v) the Estimated Transaction Expenses.

(j)           “Closing Indebtedness” means all of the outstanding Indebtedness of Seller as of the Effective Time.

(k)          “Code” means the Internal Revenue Code of 1986, as amended.

(l)           “Consent” means any approval, consent, ratification, waiver or other authorization.

(m)         “Contract” means any legally binding agreement, contract, commitment, obligation, promise, undertaking or other agreement, whether written or oral.

(n)          “Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement between Purchaser and Deloitte Corporate Finance LLC on behalf of Seller dated March 8, 2016, as amended.

(o)          “Damages” means all damages, losses, deficiencies, interest, awards, judgments, Taxes, penalties, costs, and expenses (including court costs, reasonable fees and expenses of legal counsel and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) that are incurred as a result of, arising out of or relating to any claims, demands, actions, causes of action, suits, litigations, investigations, or arbitrations.

(p)          “Determination Materials” means the Purchaser Adjustment Calculation and any Objection.

(q)          “Disclosure Schedules” or “Schedules” mean the disclosure schedules referenced in this Agreement and delivered by the Parties to one another.

(r)           “Domain Name Assignment” means the Domain Name Assignment in the form attached hereto as Exhibit B.

(s)          “Drake IP” means all Intellectual Property owned by Drake and related to or used or held for use in connection with the Business (but excluding the Excluded Assets).

(t)           “Employees” means current and former employees of Seller.

(u)          “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance or rule of common law in effect at the relevant date or for the relevant period relating to the protection of human health and safety or the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.) the Toxic Substances Control Act (15 U.S.C. §§ et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651, et seq.), and the regulations promulgated pursuant thereto.

(v)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(w)         “ERO” means an electronic return originator.

(x)          “Family Member” means, with respect to any individual, any parent, spouse (or former spouse), child, spouse of a child, brother or sister of such individual, and each trust created for the benefit of one or more of such individuals, and each custodian of property of one or more such individuals.

(y)          “Gill 2011 Employment Agreement” means that certain Employment Agreement, dated August 12, 2011, between Seller and Clark Gill, as amended.

(z)          “Gill 2016 Employment Agreement” means the Employment Agreement in the form attached hereto as Exhibit C.

(aa)        “Governing Documents” means, with respect to any Person, any charter, articles of organization, bylaws, operating agreements or similar documents adopted or filed in connection with the creation, formation or organization of the Person and all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of the equityholders of such Person.

(bb)        “Governmental Authorization” means any Consent, license, registration or Permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to Applicable Laws.

(cc)        “Governmental Body” means any federal, state, municipal, national, local or foreign government or political subdivision thereof, or any department, court, commission, board, bureau, agency or instrumentality of such government or political subdivision, or any arbitrator (public or private).

(dd)       “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any provision of Environmental Law.

(ee)        “Indebtedness” mean, with respect to any Person at any time, without duplication:  (i) all indebtedness, liabilities and obligations of such Person for borrowed money; (ii) all indebtedness, liabilities and obligations of such Person evidenced by bonds, notes, debentures or other similar instruments or debt securities; (iii) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of property or services, all conditional sale obligations of such Person under any title retention agreement, except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due; (iv) all obligations of such Person under leases capitalized in accordance with the Accounting Principles; (v) all debt of others guaranteed by such Person; (vi) all indebtedness, liabilities and obligations secured by a lien existing on property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (vii) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (viii) all obligations of the type referred to in clauses (i) through (vii) above that are directly or indirectly guaranteed by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person.

(ff)         “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) Software; (vi) internet domain name registrations; and (vii) other intellectual property and related proprietary rights, interests and protections.

(gg)       “IP Assignment” means the Intellectual Property Assignment in the form attached hereto as Exhibit D.

(hh)       “IRS” means the Internal Revenue Service.

(ii)          “IT Systems” means all Software, and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems that are owned or used by Seller in the conduct of the Business.

(jj)          “Legal Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

(kk)        “Letter of Direction” means the letter of direction from Seller to Purchaser and Parent in the form attached hereto as Exhibit E.

(ll)          “Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executor, determined, determinable or otherwise.

(mm)      “Lien” means, with respect to any Person, any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other right or interest of a third party in respect of an asset of such Person.

(nn)       “Marketing and Servicing Agreement” means the Marketing and Servicing Agreement in the form attached hereto as Exhibit F.

(oo)       “Net Working Capital” means, as of the Effective Time, (A) the accounts receivable, prepaid expenses and other current assets (but excluding cash and certain bank deposits set forth on Schedule 1.1(oo)) of Seller, minus (B) the accounts payable, accrued expenses and other current liabilities of Seller, as determined in accordance with the Accounting Principles.

(pp)       “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of any Governmental Body.

(qq)       “Ordinary Course of Business” means, with respect to any Person, any action if such action:

(i)          is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(ii)          does not require authorization by the board of directors, shareholders or members of such Person, or by any Person or group of Persons exercising similar authority.

(rr)         “Parent Common Stock” means 369,179 shares of Parent common stock, par value $0.01 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations or other similar transactions occurring after the Execution Date but on or prior to the Closing Date.

(ss)        “Permits” means any approvals, authorizations, Consents, licenses, permits or certificates issued by or from a Governmental Body.

(tt)         “Permitted Liens” means (i) Liens for current Taxes which are not yet due and payable, (ii) landlord’s, mechanic’s, materialmen’s, warehousemen’s, repairmen’s, carriers’ and similar Liens imposed by Applicable Law, arising in the Ordinary Course of Business and securing (A) payments not delinquent or (B) payments which are being contested in good faith by appropriate proceedings, (iii) easements, encumbrances, restrictions and minor imperfections in title that do not materially interfere with the present use of any real property subject to the Real Property Leases in the operation of the Business, (iv) zoning, conservation restrictions and other land use and environmental regulations that do not materially interfere with the present use of the Real Property in the operation of the Business, (v) all electric, telephone, sanitary sewer, storm sewer, water and utility lines, pipelines, service lines and facilities now located on, over or under the Real Property, but only to the extent such utilities do not materially interfere with the present use of the Real Property in the operation of the Business, and (vi) inchoate Liens securing rental payments under the Real Property Leases.

(uu)       “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

(vv)       “Personal Information” means any nonpublic personal information related to an individual deemed to be “personal data,” “personal information,” or other equivalent terms under Applicable Laws, including name, address, telephone number, electronic mail address, social security number and bank account number or credit card number of an individual.

(ww)      “Purchaser Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes or effects, has had, or would reasonably be expected to have, a material adverse effect on (A) the business, condition (financial or otherwise), assets, liabilities or results of operations of Purchaser taken as a whole or (B) the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.

(xx)         “Purchaser’s Knowledge” means the actual knowledge of the individuals set forth on Schedule 1.1(xx), and the knowledge that such individual would reasonably be expected to have after due inquiry of the persons reporting to such individual.

(yy)        “RALs” means any loans less than or equal to, and secured by the amount of, a taxpayer’s anticipated federal and/or state income tax refund, less applicable fees.

(zz)         “Records” means any and all of the written or electronic books, records, contracts, agreements and files of Seller existing on the Closing Date, and all changes and additions thereto after the Closing Date relating to periods prior to the Closing Date, including computer records and electronic copies of such information (but excluding electronic mail and other computer-based communications), whether maintained by Seller, Purchaser, or any of their respective Affiliates.

(aaa)      “Reimbursable Expenses” means all reasonable and documented out-of-pocket expenses incurred by Seller and Drake during the period beginning on September 10, 2016 and continuing until the earlier of December 31, 2016 and the Closing Date directly related to the Business, net of any revenue of the Business during such period; provided, that (i) any commissions paid or payable by Seller or Drake shall not be included in the calculation of Reimbursable Expenses, (ii) the Reimbursable Expenses with respect to the period from September 10, 2016 through September 30, 2016 shall be pro rated based on the number of calendar days between such dates as a percentage of the total number of days in such calendar month and shall not exceed $400,000 without the prior written consent of Purchaser, (iii) the Reimbursable Expenses with respect to the period from October 1, 2016 through October 31, 2016 shall not exceed $400,000 (or a pro rata portion of such amount if the Closing occurs after October 1, 2016 but prior to October 31, 2016) without the prior written consent of Purchaser, (iv) the Reimbursable Expenses with respect to the period from November 1, 2016 through November 30, 2016 shall not exceed $900,000 (or a pro rata portion of such amount if the Closing occurs after November 1, 2016 but prior to November 30, 2016) without the prior written consent of Purchaser, and (v) the Reimbursable Expenses with respect to the period from December 1, 2016 through December 31, 2016 shall not exceed $500,000 (or a pro rata portion of such amount if the Closing occurs after December 1, 2016 but prior to December 31, 2016) without the prior written consent of Purchaser.

(bbb)     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property.

(ccc)      “Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(ddd)     “Seller Employee Plan” means any of the following (whether written, unwritten or terminated) that Seller has at any time sponsored or maintained, or to which Seller has at any time made contributions, or with respect to which Seller has, or could reasonably be expected to have liability (contingent or otherwise) at any time:  (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (iii) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits, or compensation, to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

(eee)      “Seller Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes or effects, has had, or would reasonably be expected to have, a material adverse effect on (A) the Business, condition (financial or otherwise), assets, liabilities or results of operations of Seller taken as a whole or (B) the ability of Seller to consummate the transactions contemplated by this Agreement, except to the extent (in the case of clause (A) above only) that such material adverse event, circumstance, change or effect arises from or relates to: (i) any change in interest rates, commodities prices, or economic, business or financial market conditions; (ii) any natural disaster, act of terrorism or war (whether declared or undeclared), or the outbreak of hostilities, or any other international or domestic calamity or crisis; (iii) any action taken or not taken with the prior written consent of Purchaser or as required or expressly permitted by the terms of this Agreement; (iv) any public announcement of this Agreement or the transactions contemplated hereby; (v) the seasonality of the Business, or (vi) any event circumstance, change or effect, existing as of the Execution Date and contained or referenced in any Exhibit or Disclosure Schedule; provided, that the event, circumstance, change or effect described in any of the foregoing clauses (i) through (iii) shall be considered in determining whether a “Seller Material Adverse Effect” has occurred if any such event, circumstance, change or effect disproportionately affects Seller relative to other participants in the industries or markets in which Seller does business.

(fff)        “Seller’s Knowledge” means the actual knowledge of each of the individuals set forth on Schedule 1.1(fff), and the knowledge that each such individual would reasonably be expected to have after due inquiry of the persons reporting to such individuals.

(ggg)     “Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

(hhh)     “Target Net Working Capital” means Zero Dollars ($0).

(iii)         “Tax Authority” means any Governmental Body or employee thereof, having any responsibility for (i) the determination, assessment or collection or payment of any Tax or (ii) the administration, implementation or enforcement of or compliance with of any Applicable Law or regulation relating to Taxes.

(jjj)         “Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat and estimated taxes; (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract or indemnity; and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

(kkk)      “Tax Return” means any return, report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Laws relating to any Tax.

(lll)         “Trademark Assignment” means the Trademark Assignment in the form attached hereto as Exhibit G.

(mmm)   “Transaction Documents” means this Agreement, the Schedules and Exhibits attached hereto and all other agreements or documents executed in connection herewith or therewith, including the Transition Services Agreement and the Marketing and Servicing Agreement.

(nnn)     “Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the aggregate amount of any and all fees and expenses incurred by or on behalf of, or to be paid directly by, Seller that Seller pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Purchased Assets or the negotiation, preparation or execution of this Agreement or any other Transaction Document or the performance or consummation of the transactions contemplated by this Agreement, including:  (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts incurred by Seller or its Affiliates in connection with such transactions; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Body or third parties incurred by Seller or its Affiliates prior to Closing in connection with such transactions; (iii) any fees or expenses associated with obtaining the release and termination of any Lien in connection with such transactions; and (iv) any stay, change of control, equity appreciation, phantom equity, deferred compensation or similar payments due by Seller to any employee or consultant of Seller (whether payable prior to, on or after the Closing Date), under any agreement or Seller Employee Plan.

(ooo)     “Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit H.

1.2.          Cross-References.  Each capitalized term below is defined in the corresponding section of this Agreement:

Term	Section No.
Alternative Transaction	8.1(b)
Assumed Contracts	2.1(a)(iv)
Assumed Liabilities	2.2(a)
Business	Recitals
Cap	11.4(b)
CERCLA	5.19(d)(ii)
Closing	4.1
Closing Date	4.1
Confidential Information	8.7(b)
Continuing Employees	8.8(b)
Current Employee	8.8(b)
Deposit Account	8.16
Drake	Preamble
Effective Time	4.1
Environmental Laws	5.19(d)(i)

ERISA Affiliate	5.17(d)
Estimated Closing Indebtedness	3.3
Estimated Net Working Capital	3.3
Estimated Reimbursable Expenses	3.3
Estimated Transaction Expenses	3.3
Exchange Act	5.26(a)
Excluded Assets	2.1(c)
Excluded Contracts	2.1(b)(iv)
Excluded Liabilities	2.2(b)
Execution Date	Preamble
Final Closing Schedule	3.4(e)
Final Purchase Price Allocation	3.5
Financial Statements	5.6(a)
Hazardous Substances	5.19(d)(ii)
Indemnification Threshold	11.4(a)
Indemnified Party	11.4
Indemnifying Party	11.4
Material Contracts	5.11(a)
Most Recent Balance Sheet	5.6(a)
Most Recent Financial Statements	5.6(a)
Objection	3.4(c)
Parent	Preamble
Parent SEC Documents	7.5
Party	Preamble
Preliminary Closing Schedule	3.3
Preliminary Expense Statement	3.3
Purchase Price	3.1
Purchase Price Allocation	3.5
Purchased Assets	2.1(b)
Purchaser	Preamble
Purchaser Adjustment Calculation	3.4(a)
Purchaser Fundamental Representations	11.1
Purchaser Indemnified Persons	11.2
Purchaser’s Notice of Disagreement	3.3
Real Property Leases	5.12(b)
Release	5.19(d)(iii)
Restrictive Period	8.11(a)
Schedule Supplement	8.6(b)
SEC	6.2(b)
Securities Act	5.26(a)
Seller	Preamble
Seller Fundamental Representations	11.1
Seller Indemnified Persons	11.3
Seller Intellectual Property	5.14(a)
Seller Permits	5.15(b)
Seller Retained Employee Liabilities	8.8(c)

Straddle Period	10.2
Survival Period	11.1
Third-Party Claim	11.5(a)
Transfer Period	8.16
Transfer Taxes	10.1

ARTICLE 2

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1.          Purchase and Sale of Assets.

(a)          On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 4.1), (i) Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of Seller’s right, title and interest in, to and under the Purchased Assets, and (ii) Purchaser will purchase from Drake, and Drake will sell to Purchaser, all of Drake’s right, title and interest in, to and under the Drake IP, in each case free and clear of all Excluded Liabilities and Liens, other than those created by Purchaser and attaching upon the consummation of the sale of the Purchased Assets or Permitted Liens.

(b)          The term “Purchased Assets” means all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description and existing as of the Closing, wherever located, related to or used or held for use in connection with the Business (but excluding the Excluded Assets), including the following:

(i)          all items of tangible personal property owned by Seller or used in the Business, including computers and all related equipment and software, telephones and all related equipment and all other tangible personal property used in the Business (other than the Excluded Assets);

(ii)         all accounts receivable of Seller;

(iii)        all Seller Intellectual Property, and all rights with respect to any claims (past, present or future) with respect thereto and the right to all Damages payable in respect thereof;

(iv)        all Contracts to which Seller is a party or by which Seller or the Purchased Assets are bound, other than the Excluded Contracts (collectively, the “Assumed Contracts”);

(v)         all Records related to the operations of Seller and the Business or related to the Purchased Assets, including customer lists and Records, referral sources, research and development reports, production reports, service and warranty information, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar Records;

(vi)        all Governmental Authorizations and all pending applications therefor or renewals thereof to the extent transferable to Purchaser;

(vii)       all goodwill and other intangible assets primarily associated with the Business, including customer and supplier lists related to the Business;

(viii)      all right to applicable claims and proceeds under insurance policies of Seller to the extent relating to the Purchased Assets; and

(ix)        all claims of Seller against third parties relating to the Purchased Assets, whether known or unknown, choate or inchoate, and contingent or non-contingent.

(c)          Excluded Assets.  Notwithstanding anything else contained in this Agreement or in any other Transaction Document, the following assets shall not be included in the Purchased Assets to be sold or acquired pursuant to this Agreement (collectively, the “Excluded Assets”):

(i)          all cash, cash equivalents and marketable securities;

(ii)         all claims for refunds of Taxes and other governmental charges of whatever nature relating to pre-Closing Tax periods;

(iii)        Seller’s minute books and stock books;

(iv)        the Contracts listed on Schedule 2.1(c)(iv) (the “Excluded Contracts”);

(v)         all Seller Employee Plans and assets thereunder or in respect thereof; and

(vi)        all rights and benefits of Seller under this Agreement and any other Transaction Documents.

The Purchased Assets shall not include any of Seller’s assets that would otherwise constitute a part of the Purchased Assets, but the assignment or attempted assignment of which would be invalid or would constitute a breach of any Contract to which Seller is a party or by which Seller may be bound; provided, however, that any such Purchased Asset referred to in this sentence shall be held and/or received by Seller for the benefit of Purchaser so that Purchaser will be in substantially the same position as if such Purchased Asset had been transferred to Purchaser at the Closing; provided, further, that Purchaser shall be responsible for reasonable out-of-pocket expenses associated with Seller holding and/or receiving such Purchased Assets for the benefit of Purchaser if such costs would have been the responsibility of Purchaser had the applicable Purchased Assets been fully assigned to Purchaser.

2.2.          Assumption of Liabilities.

(a)          Assumed Liabilities.  At Closing, Purchaser shall assume, become liable for and agree to pay, discharge and perform, as the case may be, only the following specific Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i)          Liabilities of Seller to the extent included in the calculation of Net Working Capital used for purposes of the Final Closing Schedule;

(ii)         Liabilities of Seller under any Assumed Contract that arise or are required by the terms of any Assumed Contract to be performed after the Closing Date only to the extent such obligations relate to the period after the Closing Date and do not arise out of or in connection with any breach, default, violation or non-performance of Seller occurring or existing on or prior to the Closing Date; and

(iii)        subject to Section 2.2(b), Liabilities arising out of or relating to the ownership or operation of the Business and the Purchased Assets after the Closing Date.

(b)          Excluded Liabilities.  Notwithstanding anything else contained in this Agreement, Purchaser shall not assume, or in any way become liable for, any Liabilities of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including any Liabilities of Seller or its Affiliates (i) arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date, (ii) for (A) Taxes of any and all types as a result of or relating to the operations of the Business, the ownership of the Purchased Assets or the Assumed Liabilities prior to the Closing and (B) any other Taxes of Seller or any stockholders or Affiliates of Seller for any taxable period, (iii) relating to or arising out of the employment, or termination of employment, of any Employee prior to the Closing, including any Liabilities under any severance, bonus, change of control or termination agreement (including any “transaction bonuses” or “success fees”), or similar compensation payable to any Employees in connection with (A) any period ending on or prior to the Closing Date or (B) the transactions contemplated by this Agreement, or under the Seller Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, or health care plans or benefits, including with respect to any accrued and unused vacation for any Continuing Employees and any Liabilities associated with any Seller Employee Plans, (iv) arising or accruing under any Excluded Contract, (v) arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others, (vi) arising or accruing under any Assumed Contract relating to any period on or prior to the Closing Date, or arising out of or in connection with any breach, default, violation or non-performance of Seller under any Assumed Contract prior to the Closing Date, (vii) arising out of, related to or in connection with Seller’s non-compliance with any Applicable Laws or Orders prior to the Closing Date, (viii) associated with any Employees who do not become Continuing Employees, (ix) relating to any amounts payable to any equityholders of Seller, including for any accrued but unpaid dividends, (x) with respect to events occurring on or prior to the Closing Date arising out of or in connection with workers’ compensation claims, (xi) associated with any Seller Employee Plans, including any employment, severance, retention, termination or collective bargaining agreement or other Contract with any Employee or any labor union, (xii) under or with respect to COBRA (or similar state continuation coverage law) with respect to any Seller Employee Plan, (xiii) arising out of or in connection with any Legal Proceeding to the extent such Legal Proceeding arises out of or relates to events occurring on or prior to the Closing Date, (xiv) with respect to any Indebtedness of Seller, any all accrued interest, prepayment premiums or penalties related thereto, and (xv) associated with the making, servicing or facilitating of RALs, if any, on or prior to the Closing Date, and (xvi) with respect to any Excluded Assets.

2.3.          Further Conveyances and Assumptions.  From time to time following the Closing, Seller and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby.

ARTICLE 3
CONSIDERATION; ADJUSTMENTS

3.1.          Purchase Price.  The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be an amount equal to (a) Forty-Two Million Five Hundred Thousand Dollars ($42,500,000), payable in cash and Parent Common Stock as provided herein, plus (b) the amount, if any, by which the Final Working Capital is greater than Target Net Working Capital minus (c) the amount, if any, by which the Final Working Capital is less than Target Net Working Capital plus (d) the final Reimbursable Expenses determined in accordance with Section 3.4, plus (e) Purchaser’s assumption of the Assumed Liabilities.

3.2.          Closing Date Payments.

(a)          At the Closing, Purchaser shall (i) pay to Seller the Estimated Reimbursable Expenses plus the Closing Cash Payment, by wire transfer of immediately available funds to an account designated by Seller, (ii) pay to the Persons identified in payoff letters delivered by Seller to Purchaser prior to the Closing, the Estimated Closing Indebtedness, by wire transfer of immediately available funds to the accounts designated by such recipients, and (iii) pay to the Persons identified by Seller to Purchaser prior to the Closing, the Estimated Transaction Expenses, by wire transfer of immediately available funds to the accounts designated by such recipients.

(b)          At the Closing, Parent shall issue to Seller the Parent Common Stock; provided, that Seller hereby directs that the Parent Common Stock be issued directly to Drake in accordance with the Letter of Direction.

3.3.          Pre-Closing Estimates.  At least five (5) Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser (i) a written schedule (the “Preliminary Closing Schedule”) setting forth in reasonable detail Seller’s good faith calculation of the Closing Cash Payment and good faith estimates of the following components thereof: (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Closing Indebtedness (the “Estimated Closing Indebtedness”), and (C) the Transaction Expenses (the “Estimated Transaction Expenses”), and (ii) a written statement (the “Preliminary Expense Statement”) setting forth in reasonable detail Seller’s good faith estimate of the aggregate amount of Reimbursable Expenses as of the Closing (the “Estimated Reimbursable Expenses”), together with copies of documents reasonably necessary to support Seller’s calculation of the Estimated Reimbursable Expenses.  The Preliminary Closing Schedule shall be prepared in accordance with the Accounting Principles.  During the period beginning on the date of delivery of the Preliminary Closing Schedule and the Preliminary Expense Statement and continuing until the Closing, Seller shall provide Purchaser and its Representatives with access to the Records of Seller and to any other documents or information relating to the preparation of the Preliminary Closing Schedule and the Preliminary Expense Statement or the calculation of the amounts reflected thereon reasonably requested by Purchaser or its Representatives, and to Seller’s employees responsible for and knowledgeable about the information used therein, and the preparation or calculation thereof.  Without limiting any of Purchaser’s other rights or remedies, Purchaser may object that any of the amounts contained in the Preliminary Closing Schedule and/or the Preliminary Expense Statement have not been calculated in good faith or in a manner consistent with the terms of this Agreement by delivering to Seller a written notice of its disagreement at least two (2) Business Days prior to the anticipated Closing Date (the “Purchaser’s Notice of Disagreement”), specifying in reasonable detail the nature of its objections to Seller’s estimates.  Seller and Purchaser in good faith shall seek to resolve in writing any objections set forth in Purchaser’s Notice of Disagreement prior to the Closing, and Seller shall make such revisions to the disputed items as may be mutually agreed between Seller and Purchaser; provided, that if and to the extent that Purchaser and Seller have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, then the Closing will proceed and Seller and Purchaser shall use the applicable amount or calculation proposed by Seller with respect to the Preliminary Closing Schedule and/or the Preliminary Expense Statement, as applicable, for purposes of calculating the Closing Cash Payment.  For the avoidance of doubt, any failure of Purchaser to raise any objection or dispute with respect to the Preliminary Closing Schedule and the Preliminary Expense Statement shall not in any way prejudice Purchaser’s right to raise any matter in the Final Closing Schedule.

3.4.          Purchase Price Adjustment.

(a)          Not later than sixty (60) days following the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to Seller a schedule setting forth in reasonable detail Purchaser’s good faith calculation of the amounts and components set forth by Seller on the Preliminary Closing Schedule and Preliminary Expense Statement (“Purchaser Adjustment Calculation”).

(b)          Purchaser and Seller shall each provide to the other and the other’s accountants access to such documents that are under their respective control or custody and that are necessary to prepare the Purchaser Adjustment Calculation, including relevant work papers.

(c)          Seller shall have thirty (30) days from the date of its receipt of the Purchaser Adjustment Calculation to review the Purchaser Adjustment Calculation and to agree or disagree as to calculations set forth on the Purchaser Adjustment Calculation.  If Seller does not deliver to Purchaser its objection notice (the “Objection”) within such thirty (30) day period (i) objecting to the Purchaser Adjustment Calculation, (ii) specifying in reasonable detail the basis for the objection, and (iii) setting forth Seller’s calculation of the amounts set forth on the Purchaser Adjustment Calculation, then Seller shall be deemed to have accepted the Purchaser Adjustment Calculation, and such Purchaser Adjustment Calculation shall be binding on the Parties.

(d)          Upon Purchaser’s timely receipt of any Objection, Purchaser and Seller shall negotiate in good faith to resolve the Objection.  If the Objection cannot be resolved by such negotiation within thirty (30) days after Purchaser’s receipt of the Objection, Purchaser and Seller shall cause the Determination Materials to be submitted to the Accounting Arbitrator, which, using solely the Determination Materials, shall determine the appropriate calculations of the components set forth in the Objection and the Purchaser Adjustment Calculation, based on the Accounting Arbitrator’s decision on a line item basis of which of the positions asserted, either that asserted by Purchaser in the Purchaser Adjustment Calculation or that asserted by Seller in the Objection, is the more correct.  Purchaser and Seller shall direct the Accounting Arbitrator to notify the Parties in writing of its determination within thirty (30) days following the receipt of the Determination Materials, which determination shall be binding on the Parties. The Accounting Arbitrator shall have no authority to modify any calculations other than those set out in the Objection which remain unresolved following negotiation.

(e)          The Preliminary Closing Schedule and the Preliminary Expense Statement, after the amounts set forth therein are finally determined pursuant to paragraphs (c) or (d) above, are referred to herein collectively as the “Final Closing Schedule.”

(f)          The fees and expenses of the Accounting Arbitrator shall be shared by Seller, on the one hand, and Purchaser, on the other, as determined by the Accounting Arbitrator based upon the merits of each Party’s position.

(g)          If the sum of the amounts set forth in the Preliminary Closing Schedule exceeds the sum of the amounts set forth in the Final Closing Schedule as determined in accordance with this Section 3.4, then Seller and Drake shall, on a joint a several basis, pay to Purchaser the amount of such excess, by wire transfer of immediately available funds, within ten (10) Business Days after the date on which the Final Closing Schedule is determined in accordance with this Section 3.4.  If the sum of the amounts set forth in the Preliminary Closing Schedule is less than the sum of the amounts set forth in the Final Closing Schedule as determined in accordance with this Section 3.4, then Purchaser shall pay to Seller the amount of such difference, by wire transfer of immediately available funds, within ten (10) Business Days after the date on which the Final Closing Schedule is determined in accordance with this Section 3.4.

3.5.          Purchase Price Allocation.  The Purchase Price (and all other capitalized costs or other items of consideration for Tax purposes, including any adjustments thereto, shall be allocated among the Purchased Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate).  The parties agree that Schedule 3.5 sets forth a reasonable example of such allocation.  Within thirty (30) days following the determination of the final Purchase Price and the Reimbursable Expenses pursuant to Section 3.4, Purchaser shall prepare an allocation of the Purchase Price substantially consistent with Schedule 3.5 (the “Purchase Price Allocation”).  Seller shall notify Purchaser of any objections Seller has to the Purchase Price Allocation within ten (10) days of its receipt of the Purchase Price Allocation from Purchaser.  If Seller and Purchaser are unable to agree on the allocation, the unresolved allocations will be submitted to the Accounting Arbitrator, who will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within thirty (30) Business Days after submission, such written determination to be final, binding and conclusive.  The fees and expenses of the Accounting Arbitrator will be apportioned between Seller and Purchaser equally.  The purchase price allocation finally determined pursuant to this Section 3.5 shall be the “Final Purchase Price Allocation” and shall be binding upon Purchaser and Seller.  Purchaser, Seller and their respective Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Purchase Price Allocation.  Purchaser and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be necessary to prepare such allocation.  Neither Purchaser nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Purchase Price Allocation.

ARTICLE 4
CLOSING AND TERMINATION

4.1.          Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2, or the waiver thereof by the Party entitled to waive that condition, the closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place through the electronic exchange of executed documents and other closing deliveries via email or facsimile transmission, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.2, or at such other time as is mutually agreed in writing by the Parties.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”  The Closing shall be deemed effective as of as 12:01 a.m. ET on the Closing Date (the “Effective Time”).

4.2.          Deliveries by Seller.  At the Closing, Seller will deliver to Purchaser:

(a)         the Bill of Sale, duly executed by Seller;

(b)         the Trademark Assignment, duly executed by each of Seller and Drake;

(c)         the IP Assignment, duly executed by each of Seller and Drake;

(d)         the Domain Name Assignment, duly executed by Seller;

(e)         evidence of termination of the Gill 2011 Employment Agreement effective as of the Closing, in a form reasonably satisfactory to Purchaser;

(f)          a written statement from each financial institution or other Person, setting forth the amount of Closing Indebtedness or Transaction Expenses, as the case may be, due or accrued to such financial institution or other Person through the Closing Date and acknowledging that, upon payment of such amount, (i) such Person shall have received all amounts due to such Person in connection therewith and (ii) in the case of the Closing Indebtedness, any and all Liens relating to the Closing Indebtedness will be terminated and discharged and that Seller and its Representatives shall have the authority to file any termination statements or other instruments terminating such Liens;

(g)         a non-foreign person affidavit certifying that Seller (or Seller’s non-disregarded owner if Seller is a disregarded entity) is not a “foreign person” as defined in Section 1445 of the Code, and otherwise meeting the requirements of Section 1.445-2(b) of the Treasury Regulations;

(h)         evidence of all Consents, Orders, Permits, filings and notifications set forth on Schedule 5.5(b), in each case in form and substance reasonably acceptable to Purchaser, which Consents, Orders, Permits, filings and notifications have not been withdrawn;

(i)          all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 9.1; and

(j)          all other deeds, endorsements, assignments and other instruments of conveyance and transfer as Purchaser may reasonably request and which, in the reasonable opinion of Purchaser, are necessary to vest in Purchaser or its assigns all of Seller’s right and title to, and interest in, the Purchased Assets.

4.3.          Deliveries by Purchaser.  At the Closing, Purchaser or Parent, as applicable, will deliver to Seller:

(a)         the consideration specified in Section 3.2;

(b)         the Bill of Sale, duly executed by Purchaser;

(c)         the Trademark Assignment, duly executed by Purchaser;

(d)         the IP Assignment, duly executed by Purchaser;

(e)         the Domain Name Assignment, duly executed by Purchaser;

(f)          all other agreements, documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 9.2; and

(g)         such other agreements, documents, instruments and certificates as Seller may reasonably request and which, in the reasonable opinion of Seller, are reasonably necessary for Closing.

4.4.          Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)         by mutual written consent of Seller and Purchaser;

(b)         by Purchaser or Seller, upon notice to the other party, on or after the date that is sixty (60) days following the Execution Date, if (i) the Closing has not occurred, unless Seller’s or Purchaser’s failure to perform or comply with its obligations hereunder shall have been the cause of the failure of the Closing to occur, or (ii) any of the conditions to Seller’s or Purchaser’s obligation to consummate the Closing set forth in Section 9.1 or 9.2 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been made impossible by any act or failure to act by Seller or Purchaser;

(c)         by Purchaser, if any condition to the obligations of Purchaser set forth in Section 9.1 has become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(d)         by Seller, if any condition to the obligations of Seller set forth in Section 9.2 has become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(e)         by Purchaser if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been (i) cured to Purchaser’s satisfaction within thirty (30) days after notice of such breach is given to Seller by Purchaser; provided, however, that if the nature of the material breach is such that it cannot reasonably be cured within such thirty (30) day period, then a material breach shall be deemed not to have occurred if Seller commences to cure such material breach within such thirty (30) day period and thereafter diligently prosecutes curing the default to completion; provided, further, that if Seller diligently prosecutes curing such breach but such breach is not cured within sixty (60) days following Seller’s receipt of such notice, then Purchaser may terminate this Agreement pursuant to this Section 4.4(e), or (ii) waived by Purchaser;

(f)          by Seller if a material breach of any provision of this Agreement has been committed by Purchaser and such breach has not been (i) cured to Seller’s satisfaction within thirty (30) days after notice of such breach is given to Purchaser by Seller; provided, however, that if the nature of the material breach is such that it cannot reasonably be cured within such thirty (30) day period, then a material breach shall be deemed not to have occurred if Purchaser commences to cure such material breach within such thirty (30) day period and thereafter diligently prosecutes curing the default to completion; provided, further, that if Purchaser diligently prosecutes curing such breach but such breach is not cured within sixty (60) days following Purchaser’s receipt of such notice, then Seller may terminate this Agreement pursuant to this Section 4.4(f), or (ii) waived by Seller; and

(g)         by Purchaser or Seller if there shall be any Applicable Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or materially changes, in the sole opinion of Seller or Purchaser, as applicable, the economics of this Agreement.

4.5.          Procedure Upon Termination.  In the event of termination pursuant to Section 4.4, written notice thereof will be given to the other Party or Parties specifying the provision pursuant to which such termination is made, and this Agreement will terminate, and the transactions contemplated by this Agreement will be abandoned, without further action by Purchaser or Seller.  If this Agreement is terminated as provided herein, each Party will redeliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.

4.6.          Effect of Termination.  In the event of termination of this Agreement pursuant to this Article 4, all rights and obligations of the Parties shall terminate without further liability of any Party to any other Party, except (i) the obligations of the Parties pursuant to Section 4.5 (Procedure Upon Termination), this Section 4.6 (Effect of Termination), Section 8.13 (Material Non-Public Information of Parent) and Article 12 (Miscellaneous) and (ii) the obligations of the Parties pursuant to the Confidentiality Agreement, which agreement shall survive any termination of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Drake and Seller, jointly and severally, represent and warrant to Purchaser that the statements contained in this Article 5 are true and correct.

5.1.          Organization and Authority of Drake.  Drake is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Drake of this Agreement, the performance by Drake of its obligations hereunder and the consummation by Drake of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Drake.  This Agreement has been duly executed and delivered by Drake, and, assuming due authorization and delivery by each of the other Parties, this Agreement constitutes a legal, valid and binding obligation of Drake, enforceable against Drake in accordance with its terms, except as such enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

5.2.          Organization, Authority and Qualification of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by Seller and to carry on the Business as it is currently conducted.  The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and, assuming due authorization and delivery by each of the other Parties, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by Seller or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.

5.3.          Capitalization.

(a)          Drake owns of record and beneficially all of the issued and outstanding membership interests of Seller.  All of the issued and outstanding membership interests of Seller (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are owned free and clear of all Liens, other than those Liens set forth in Schedule 5.3(a), and (iii) except as set forth on Schedule 5.3(a), were not issued in violation of, or subject to, any rights (including preemptive rights), agreements, arrangements or commitments under any Applicable Law, the Governing Documents of Seller or any agreement to which Seller is a party or is otherwise bound.

(b)          Except as set forth on Schedule 5.3(b), (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the equity ownership of Seller or obligating Seller issue, sell, purchase, redeem or retire any equity of, or any other interest in, Seller, (ii) no Person has the right to acquire any equity interests of Seller or any security directly or indirectly convertible into, or exercisable for, any equity interests of Seller, and (iii) Seller does not have any outstanding profit sharing, profit participation or similar rights, and there are no restrictive agreements or understandings in effect with respect to the voting or transfer of any membership interests of Seller.

5.4.          No Subsidiaries.  Seller does not own, or have any ownership interest in, any Person.

5.5.          No Conflicts; Consents.

(a)          Except as set forth on Schedule 5.5(a), neither the execution and delivery by Seller or Drake of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly, with or without notice or lapse of time, or both:

(i)          Breach any provision of any of the Governing Documents of Seller or Drake or any resolution adopted by Seller or Drake;

(ii)          Breach or give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Seller, Drake or any of the Purchased Assets may be subject;

(iii)          contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or Drake, or that otherwise relates to the Purchased Assets or the Business;

(iv)          Breach any provision of, or give any Person the right to declare a default or exercise of any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Seller or Drake is a party; or

(v)          result in the imposition or creation of any Lien upon or with respect to any of the Purchased Assets.

(b)          Except as set forth on Schedule 5.5(b), no Consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, the consummation of the transactions contemplated hereby or the taking by Seller of any other action contemplated hereby.

5.6.          Financial Statements.

(a)          Attached hereto as Schedule 5.6 are complete copies of (i) the unaudited balance sheet of Seller as of August 31, 2016 (such balance sheet, the “Most Recent Balance Sheet”) and the related unaudited statements of income, changes in members’ equity and cash flows of Seller for the eight (8) month period then ended (together with the Most Recent Balance Sheet, the “Most Recent Financial Statements”), (ii) the independent accountants’ report prepared by KPMG LLP with respect to the Most Recent Financial Statements, dated September 29, 2016, and (iii) the unaudited balance sheets of Seller as of December 31, 2015, 2014 and 2013, and the related unaudited statements of income, changes in members’ equity and cash flows of Seller for the twelve (12) month periods then ended (collectively, including the notes thereto, the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in equity and cash flows of the Business at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with the Accounting Principles.  The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements and subject to normal and recurring year-end adjustments and the absence of notes.  The Financial Statements have been prepared from and are in accordance with the accounting Records of Seller.

(b)          Seller maintains accurate books and records reflecting its assets and liabilities and maintains adequate accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller in accordance with the Accounting Principles and to maintain accountability for Seller’s assets, (iii) access to Seller’s assets is permitted only in accordance with management’s authorization, (iv) adequate procedures are implemented to effect the collection of all accounts, notes and other receivables on a timely basis and (v) there are adequate procedures in place regarding the prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets.  Neither Seller nor Seller’s manager has ever received any oral or written notification of any (x) significant deficiency in the internal controls over financial reporting of Seller, (y) material weakness in the internal controls over financial reporting of Seller or (y) fraud, whether or not material, that involves management or other employees of Seller who have a significant role in the financial reporting of Seller.

5.7.          Undisclosed Liabilities.  Except as set forth in Schedule 5.7, Seller has no liability or obligation, whether matured or unmatured, fixed or contingent, other than liabilities or obligations reflected on the Financial Statements and current liabilities incurred in the Ordinary Couse of Business since the Balance Sheet Date.

5.8.          Absence of Certain Changes.  Except as contemplated by this Agreement or as set forth in Schedule 5.8, from the Balance Sheet Date until the Execution Date, Seller has operated in the Ordinary Course of Business in all material respects and there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect.  Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a)          any material adverse change in the assets, liabilities, sales, income or business of Seller in its relationships with customers or lessors;

(b)          any material acquisition or disposition by Seller of any asset or property other than in the Ordinary Course of Business;

(c)          any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of Seller;

(d)          any increase in the compensation, pension or other benefits payable or to become payable by Seller to any of its officers or employees, or any bonus payments or arrangements made by Seller to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which Purchaser has been supplied complete copies), other than in the Ordinary Course of Business;

(e)          any termination of any officer, director, or key employee of Seller (other than for “cause”);

(f)          any forgiveness or cancellation of any material debt or claim by Seller or any waiver of any right of material value other than compromises of accounts receivable in the Ordinary Course of Business;

(g)          any discharge or satisfaction by Seller of any Lien, or payment by Seller of any obligation or liability (fixed or contingent) other than current liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business;

(h)          any material Tax election (or any revocation or modification thereof), any change in any Tax accounting method, any settlement or compromise of any Tax liability, any Tax Return filed other than on a basis consistent with past practice, amended Tax Return filed or claim for a Tax refund, consent to or other extension of the statute of limitations with respect to any Tax, or any entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other agreement with any Tax Authority;

(i)          any change in any method of accounting or accounting practice or policy, except as required by Applicable Law; or

(j)          any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect.

5.9.          Legal Proceedings.  Except for Legal Proceedings set forth on Schedule 5.9, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Drake, in its capacity as owner of Seller and in connection with the Business, or Seller, any of the Purchased Assets or any of the current or former managers, officers or employees of Seller relating to their service as a manager, officer or employee of Seller.  Set forth on Schedule 5.9 is a complete list and description of all Legal Proceedings made, filed or otherwise initiated against Drake, in its capacity as owner of Seller and in connection with the Business, Seller, its assets or any of the current or former managers, officers or employees of Seller since December 31, 2010.

5.10.        Financial Advisors.  Except for Deloitte Corporate Finance LLC, the fees and expenses of which will be paid by Seller, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Drake or Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.11.        Contracts; No Default.

(a)          Schedule 5.11 contains an accurate and complete list, and Seller has made available to Purchaser accurate and complete copies, of each of the following Contracts to which Seller is a party (such Contracts, the “Material Contracts”):

(i)          any Contract that involves performance of services or sale or delivery of goods or products by, for or to Seller, or any continuing sales or purchase Contract or group purchasing Contract, of an amount or value in excess of $100,000;

(ii)         any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money in an amount in excess of $100,000;

(iii)        any Contract for capital expenditures in excess of $100,000 in the aggregate;

(iv)        any Contract that requires Seller to maintain the confidentiality of any proprietary information of any third party, other than any contracts, terms of use and the like for “off the shelf” software, software, websites or databases that Seller is deemed to have accepted or agreed to by accessing or using such software, websites and databases;

(v)         any Contract pursuant to which Seller is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving the payment of more than $100,000 over the remaining life of the contract;

(vi)        any Contract requiring payment by Seller for the purchase or lease of any real estate, machinery, equipment or other capital assets in an amount in excess of $100,000;

(vii)       any Real Property Lease;

(viii)      any license, development or other Contract relating to any of the Seller Intellectual Property, other than “off the shelf” software;

(ix)         any (A) employment agreement, (B) consulting agreement or (C) other agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of Seller;

(x)          any Contract with any current or former officer, manager, employee or consultant of Seller or any present or former member of Seller or any Affiliate of Seller;

(xi)         any consulting, research or co-development Contract relating to any product or Intellectual Property;

(xii)        any “Transmitter Agreement,” “Program Agreement” or similar Contract with any Person, and any other Contract relating to the provision of tax refund transfers, tax refund anticipation loans, tax preparation fee collection programs or income tax related products, in each case, that provides for annual payments to or by Seller in excess of $250,000, excluding any agreement with taxpayers and EROs;

(xiii)       any Contract  relating to the settlement of any Legal Proceeding involving amounts greater than $100,000;

(xiv)      any non-competition, non-solicitation, assignment of inventions or similar agreement between Seller and any employee of, or consultant to, Seller;

(xv)       any Contract that was not entered into in the Ordinary Course of Business;

(xvi)      each Contract with a Governmental Body, and each Contract pursuant to which Seller provides, directly or indirectly, goods or services to a Governmental Body; and

(xvii)     any other Contract material to the Business or the Purchased Assets not set forth above.

(b)          Except as set forth on Schedule 5.11, neither Seller nor, to Seller’s actual knowledge, any other party to any Material Contract, is in default under any Material Contract and no event has occurred, and no circumstances exist, that, with the passing of time or the giving of notice or both, would contravene, conflict with or result in a breach of any such Material Contract.  Each Material Contract remains in full force and effect and is the legal, valid and enforceable obligation of Seller and, to Seller’s Knowledge, the other parties thereto, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.  Subject to the receipt of those Consents set forth on Schedule 5.5(b), upon the consummation of the transactions contemplated by this Agreement, each Material Contract that is material to the operation of the Business shall continue in full force and effect without penalty or other adverse consequence, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.  Except as set forth on Schedule 5.11, no party to any Material Contract has exercised any termination rights with respect thereto and no party has given written notice to Seller of any significant dispute with respect to any Material Contract.

5.12.         Real Property.

(a)          Seller does not own or have any beneficial ownership interest in, and has never owned or had any beneficial interest in, any real property.

(b)          Set forth on Schedule 5.12(b) is a complete list of all leases, subleases, occupancy agreements or similar agreements under which Seller occupies (or has the right to occupy) pursuant to a lease, license or similar arrangement any real property interest used in connection with the Business (collectively, the “Real Property Leases”), and Seller is entitled to possession of the real property subject to such Real Property Leases as lessee in accordance with the terms of the respective Real Property Leases.  Seller has delivered to Purchaser a complete copy of each Real Property Lease as amended, modified or supplemented.  Each Real Property Lease is an existing legal, valid and binding obligation of Seller.  There does not exist with respect to Seller’s obligations under any Real Property Lease, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default, on the part of Seller or the lessor under any Real Property Lease.  There are no tenants or other parties claiming by, through or under Seller that have a possessory right in and to any space in respect of any real property subject to any Real Property Lease.  As used in this Section 5.12(b), the term “lessor” includes any sub-lessor of the property to Seller.  There are no subleases relating to any real property subject to a Real Property Lease created or suffered to exist by Seller.  Except as set forth on Schedule 5.12(b), the assignment of the Real Property Leases will transfer to Purchaser on the Closing Date all of Seller’s rights under the Real Property Leases.  The real property subject to the Real Property Leases constitutes all of the real property required to be owned or leased for the operation of the Business as presently conducted.

5.13.        Title to Purchased Assets; Sufficiency of Assets.

(a)          Except as set forth in Schedule 5.13(a), Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, and all other assets owned or leased by Seller and used in the operation of the Business, in each case free and clear of all Liens other than Permitted Liens.

(b)          The Purchased Assets are in good condition and repair, ordinary wear and tear excepted, are reasonably adequate and suitable for the conduct of the Business and for the purposes for which they are presently used, and have been installed and maintained in accordance with all Applicable Laws and commercially reasonable practices.  The Purchased Assets include all of the assets and rights, whether tangible or intangible, real or personal, that are necessary or useful for the conduct of the Business as currently conducted by Seller.

5.14.        Intellectual Property.

(a)          Schedule 5.14(a) lists (i) all of Seller’s patents and patent applications and all registered and unregistered trademarks, trade names and service marks, domain names, registered and publicly claimed unregistered copyrights, and maskworks, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all of Drake’s patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and publicly claimed unregistered copyrights, and maskworks, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, in each case to the extent related to or used or held for use in connection with the Business, (iii) all material licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any third party is authorized by Seller to use any Intellectual Property of Seller and (iv) all material licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any third party patents, trademarks, copyrights, including Software, trade secrets, processes, know-how, maskworks or other Intellectual Property rights (other than “off the shelf” software).  Except as set forth in Schedule 5.14(a), Seller owns or has the right to use all Intellectual Property necessary to conduct the Business as currently conducted (the “Seller Intellectual Property”).  Seller is not in violation of any license, sublicense or agreement described in Schedule 5.14(a).  Except as set forth in Schedule 5.14(a), (x) Seller is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), the Seller Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Seller Intellectual Property is being used, and (y) Drake is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens), the Drake IP, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Drake IP is being used.

(b)          To Seller’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property, any Drake IP, any trade secret material to Seller or any Intellectual Property right of any third party to the extent licensed by or through Seller, including by any Employee.

(c)          Except as set forth in Schedule 5.14(c), to Seller’s Knowledge: (i) none of the Drake IP as currently used by Drake or Seller, the Seller Intellectual Property as currently licensed or used by Seller, and Seller’s conduct of the Business as currently conducted, infringes, misappropriates or otherwise violates the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Seller Intellectual Property or any Drake IP.

(d)          All issued patents, registered trademarks, registered service marks and registered copyrights held by Seller or included within the Drake IP are valid and existing and, to Seller’s Knowledge, there is no assertion or claim challenging the validity of any such issued patents, registered trademarks, registered service marks or registered copyrights.  All trademarks held by Seller or included within the Drake IP are currently, and have been continuously since adoption, in use in U.S. commerce in connection with Seller’s Business and the specific goods and/or services covered by any corresponding trademark registrations.  Neither Seller nor Drake has been sued in any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, and there are no pending or, to Seller’s Knowledge, threatened, claims of infringement with respect to Seller’s or Drake’s use of Seller’s Intellectual Property or the Drake IP.  Neither the conduct of the Business as currently conducted nor the use of the Seller Intellectual Property or the Drake IP in connection therewith infringes on any Intellectual Property of any third party.  To Seller’s Knowledge, no third party is challenging the ownership by Seller or Drake of, or the validity or effectiveness of, any of the Seller Intellectual Property owned by Seller or any Drake IP.  Seller has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.  There are no pending or, to Seller’s Knowledge, threatened, interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefore of Seller or, solely with respect to the Drake IP, Drake, except such as may have been commenced by Seller.  There is no material breach or violation by Seller, or, to Seller’s Knowledge, threatened or actual loss of rights under, any license agreement to which Seller is a party.

(e)          Except as set forth in Schedule 5.14(e), the consummation of the transactions contemplated by this Agreement will not result in (i) the loss or impairment of any right of Seller to own or use any Seller Intellectual Property or (ii) the loss or impairment of any right of Drake to own or use any Drake IP.

(f)          Except as set forth in Schedule 5.14(f), the Software and IT Systems used to operate the Business as it is currently conducted: (i) are reasonably adequate in all material respects for the immediate needs of the Business; (ii) have reasonably appropriate security, back-ups, and disaster recovery arrangements; (iii) are configured and maintained in accordance with accepted business practices to reasonably minimize the effects of viruses or any other malicious code; and (iv) have not suffered any material error, failure, or security breach in the last twelve (12) months that has caused material disruption or damage or that was reportable to any Governmental Body.  Seller has taken reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Software and IT Systems and the data and other information stored thereon.

(g)          Seller has taken reasonable and appropriate steps to protect and preserve the confidentiality of all Seller Intellectual Property that is not otherwise protected by patents, patent applications or copyright.

5.15.        Compliance with Laws; Governmental Authorization.

(a)          Except as set forth on Schedule 5.15(a), (i) Seller is, and has always been, in compliance with all Applicable Laws that are applicable to Seller, the conduct or operation of the Business or the ownership or use of the Purchased Assets, (ii) no event has occurred and no circumstances exist that may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Applicable Laws or may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, (iii) Seller has not received any notice, Order, complaint or other communication from any Governmental Body or any other Person regarding an actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Laws or any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)          Schedule 5.15(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Purchased Assets (collectively, the “Seller Permits”), and each Seller Permit is valid and in full force and effect.  Seller is in compliance in all material respects with the terms and requirements of each Seller Permit.  The Seller Permits listed in Schedule 5.15(b) constitute all Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates its Business and to permit Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such assets.  All applications required to be filed for the renewal of the Seller Permits, or any other filings required to be made with respect to the Seller Permits, have been duly filed on a timely basis with the appropriate Governmental Body.

(c)          To Seller’s actual knowledge, Seller is, was and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  Seller is not (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions; (ii) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with that Person; or (iii) controlled by (including by virtue of that Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

(d)          To Seller’s actual knowledge, Seller is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds from the transactions contemplated herein will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.16.        Employment Matters.  Seller has complied in all material respects with all Applicable Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and other requirements applicable to Seller, the Employees or its Business.  There is no charge pending or, to Seller’s Knowledge, threatened against Seller or any of its officers or employees alleging unlawful discrimination in employment practices before any Governmental Body, and there is no charge of or proceeding with regard to any unfair labor practice against Seller pending before the National Labor Relations Board.  There is no labor strike, dispute, slow-down or work stoppage actually pending, to Seller’s Knowledge, threatened against or involving Seller, and no one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any Employees.  No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller and no claim therefor has been asserted.  Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any Employees.  Seller has not experienced any material work stoppage during the last five (5) years.

5.17.        Employee Benefit Matters.

(a)          Schedule 5.17(a) lists each Seller Employee Plan.

(b)          Seller has delivered complete copies to Purchaser of (i) each Seller Employee Plan, as amended to the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent plan years, if any, (ii) the most recent material determination letter, ruling or notice issued by any Governmental Body with respect to each Seller Employee Plan, if any, (iii) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Seller Employee Plan, and (iv) the most recent summary plan description and any summary of material modifications thereto which relates to any Seller Employee Plan.  A description of any unwritten Seller Employee Plan, including a description of any material terms thereof, is set forth in Schedule 5.17(b).

(c)          Each Seller Employee Plan (i) complies in all material respects in form and in operation, with all applicable requirements of ERISA, the Code or any other Applicable Law, and has been operated in accordance with its terms; and (ii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Seller Employee Plan is so qualified, and nothing has occurred since the date of such determination that could reasonably be expected to cause the revocation of such determination letter.

(d)          Neither Seller nor any other Person who, together with Seller, could be treated as a single employer for purposes of Code Sections 414(b), (c), (m) or (o) of ERISA (an “ERISA Affiliate”) has at any time participated in or made contributions to or had or has any other liability with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(e)          There are no Legal Proceedings pending or, to the Seller’s Knowledge, threatened with respect to any Seller Employee Plan, or the assets thereof (other than routine claims for benefits), and, to Seller’s Knowledge, there are no facts which could reasonably be expected to give rise to any liability, action, suit, investigation, or claim against any Seller Employee Plan, any fiduciary or plan administrator or other person dealing with any Seller Employee Plan or the assets thereof.

(f)          Except as may be required by Applicable Law or the Gill 2011 Employment Agreement, no Seller Employee Plan provides medical, health, life insurance or other welfare-type benefits following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)          Except as set forth on Schedule 5.17(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Seller to severance pay or any material increase in severance pay or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor.

(h)          No Seller Employee Plan is subject to laws outside the United States or covers any current or former service provider outside the United States.

5.18.        Tax Matters.

(a)          Seller has filed or caused to be filed on a timely basis (taking into account any valid extension) all Tax Returns that are or were required to be filed pursuant to Applicable Laws.  All such Tax Returns are true, correct and complete in all material respects.  Seller has paid all Taxes owed by Seller, except for Taxes being contested in good faith and disclosed on Schedule 5.18.

(b)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(c)          Except as set forth on Schedule 5.18, there is no Legal Proceeding with respect to any Tax now in progress, pending or, to Seller’s Knowledge, threatened, against or with respect to Seller.  Seller is not a party to, or bound by, any closing agreement or offer in compromise with any Tax Authority.

(d)          Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          No written claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by, or may be required to file any Tax Returns in, that jurisdiction.

(f)          Seller is not a “foreign person” as that term is used in United States Department of Treasury Regulations Section 1.1445-2.

(g)          Seller has timely withheld and timely paid all Taxes that are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person, and complied with all information reporting and backup withholding provisions of Applicable Law.

(h)          Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements.  Seller does not have liability for Taxes of any other Person as a transferee or successor by contract or otherwise.

(i)          No Seller Employee Plan or any other agreement, program, policy or other arrangement by or to which either Seller or any other Person, are bound or are otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

5.19.        Environmental Matters.

(a)          Seller is and has been in compliance with all applicable Environmental Laws in all material respects.  Seller has not received any written notice from a Governmental Body alleging that Seller has any liability under any Environmental Law or is not in material compliance with any Environmental Law.

(b)          Seller is not actually or contingently liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.  There is no pending or, to Seller’s Knowledge, threatened claim, action, suit, inquiry, determination, order, proceeding, audit or investigation by any Governmental Body with respect to Seller relating to Hazardous Substances or otherwise under any Environmental Law.

(c)          Seller has provided to Purchaser all “Phase I,” “Phase II” or other environmental investigation reports in its possession or to which it has access addressing every location owned, operated or leased by Seller.

(d)          For purposes of this Agreement:

(i)          “Environmental Laws” means:  any Applicable Laws relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)         “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Body pursuant to any Environmental Law.

(iii)        “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

5.20.        Related Party Transactions.  Except as set forth on Schedule 5.20, no officer, director, manager, member or shareholder of Seller or Drake, nor any Family Member of any such individual, (a) is indebted to Seller, nor is Seller indebted to any such individual (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), (b) owns, directly or indirectly, any interest (except not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) in or is an officer, director, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of Seller with respect to the Business or (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Seller is using or the use of which is necessary for the business of Seller.

5.21.        Insurance.  Seller has made available to Purchaser accurate and complete copies of all policies of insurance, and all correspondence relating to coverage thereunder, to which Seller is a party or under which Seller is or has been covered at any time since December 31, 2013, a list of which is included in Schedule 5.21.  Seller has paid all premiums due, and has otherwise performed all of its material obligations, under each policy of insurance to which Seller is a party or that provides coverage to Seller.  Except as expressly set forth on Schedule 5.21, such Seller policies are (a) valid, outstanding and enforceable, (b) issued by an insurer that is financially sound and reputable, (c) taken together, provide reasonably adequate insurance coverage for the assets and operations of Seller, (d) are sufficient for compliance with Applicable Laws and Material Contracts, and (e) will continue in full force and effect following the consummation and performance of the transactions contemplated by this Agreement.

5.22.        Customers.  Set forth on Schedule 5.22 is a complete listing of the twenty (20) largest EROs of Seller, based on the volume of refund transfers during the twelve (12) months prior to the Execution Date.

5.23.        Privacy and Security.

(a)          With respect to any Personal Information of any customer of Seller collected or processed by Seller or Drake, except as set forth on Schedule 5.23(a):

(i)          Seller is in material compliance with all Applicable Laws and its own published, posted and internal agreements and policies (which are in material compliance with all Applicable Laws) with respect to (A) the collection, use, disclosure, protection and transfer of Personal Information, (B) the sending of solicited or unsolicited electronic information and marketing communications, including those undertaken by automated dialer or text (SMS) messaging, and electronic mail messages, and (C) spyware and adware, and (D) the confidentiality and protection of Personal Information;

(ii)          no claims have been asserted or, to Seller’s Knowledge, threatened against Seller by any Person alleging a violation of any Applicable Laws by Seller;

(iii)        without limiting the generality of the foregoing, Seller is in material compliance with all applicable provisions of the Gramm-Leach-Bliley Act and the rules and regulations related thereto; and

(iv)        Seller does not transfer any Personal Information across national borders.

(b)          Except as set forth on Schedule 5.23(b), Seller has not:  (i) experienced a material security breach of any system or website resulting in the unauthorized acquisition, disclosure or use of Personal Information since the date that is three (3) years prior to the Execution Date; (ii) been required pursuant to any Applicable Law to notify customers, consumers or employees of any security breach related to the Personal Information of such customers, consumers or employees; or (iii) been the subject of any inquiry, investigation or enforcement action of any Governmental Body with respect to the collection, use, disclosure, protection and transfer of Personal Information.

(c)          Seller takes and has taken commercially reasonable steps to protect the operation, confidentiality, integrity and security of its software, systems and websites, including any of the foregoing that are involved in the collection and/or processing of Personal Information, against any unauthorized or improper use, access, transmittal, interruption, modification or corruption.

5.24.        Accounts Receivable.  All accounts receivable reflected on the Most Recent Balance Sheet, and all accounts receivable arising subsequent to the Balance Sheet Date, have arisen in the Ordinary Course of Business and represent valid obligations owing to Seller.

5.25.        Certain Business Practices.  Neither Seller, nor, to Seller’s Knowledge, any of its managers, officers, Representatives, agents or Employees, (a) has used or is using any Seller funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to domestic political activity, (b) has used or is using any Seller funds for any direct or indirect unlawful payments to any domestic governmental officials or employees or any employees of a domestic government-owned entity, (c) has violated or is violating any Applicable Law with respect to anticorruption matters, (d) has corruptly or unlawfully made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback or any other thing of value to any domestic government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, or (e) has established or maintained, or is maintaining, any fund of Seller monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d).

5.26.        Investment Representation.

(a)          Private Placement.  Each of Drake and Seller acknowledges and understands that the Parent Common Stock to be issued to Seller pursuant to this Agreement will be issued in reliance upon exemptions from registration under (a) the United States Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder, and (b) applicable state securities laws, and Parent is relying in part upon the truth and accuracy of the representations, warranties and agreements of Drake and Seller set forth herein in order to determine the availability of such exemptions.  Each of Drake and Seller has been advised, and acknowledges and understands, that the shares of Parent Common Stock to be issued at the Closing pursuant to this Agreement: (i) have not been, and will not be, registered under the Securities Act or any state securities laws, (ii) constitute “restricted securities” as defined in Rule 144 promulgated under the Securities Act and (iii) may not be offered for sale, sold, assigned or transferred unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.  Each of Drake and Seller is acquiring the Parent Common Stock for its own account, for investment and not with a view to, or for resale in connection with, any public sale or distribution thereof within the meaning of the Securities Act, and neither Drake nor Seller has a present arrangement to effect any distribution of the Parent Common Stock to or through any Person.  Each of Drake and Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.  Each of Drake and Seller has access to all reports filed by Parent pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has been furnished with all additional information relating to Parent and the Parent Common Stock as desired in order to evaluate the merits and risks inherent in investing in the Parent Common Stock.  Each of Drake and Seller has been afforded the opportunity to ask questions of the Parent, which questions were answered to the satisfaction of Drake and Seller.  Each of Drake and Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to an investment in the Parent Common Stock.  Neither Drake nor Seller has been offered the Parent Common Stock by any form of general advertising or general solicitation.

(b)          Accredited Investor Status.  Each of Drake and Seller is an “accredited investor” as defined in Section 501(a) of Regulation D promulgated under the Securities Act.

(c)          Legend.  Each of Drake and Seller understands that the shares of Parent Common Stock shall be subject to, and any certificate(s) representing the Parent Common Stock will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Parent Common Stock in violation of the restrictions on transfer set forth herein) and any legend as may be required by the “blue sky” laws of any state:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR (B) AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE ACCEPTABLE TO THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

(d)          Drake Shareholders and Security Holders.  Drake is not required to submit, has not submitted and will not submit to its shareholders or other security holders for their vote or consent, and no such shareholders or other security holders of Drake have voted or consented to (and will not vote or consent to), in any such case at any time prior to, at or following the Closing, this Agreement or the transactions contemplated hereby, including the issuance of the Parent Common Stock pursuant to the terms hereof (or any other plan or agreement with respect to the transactions contemplated hereby).  The transactions contemplated by this Agreement are not part of any pre-existing plan or agreement to provide for the distribution of any of the Parent Common Stock to the shareholders or other security holders of Drake.

5.27.        Disclosure.  None of the representations or warranties of Seller contained herein, and none of the information contained in the Disclosure Schedules is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  To Seller’s Knowledge, there is no fact that adversely affects or in the future is reasonably likely to adversely affect the Business in any material respect that has not been set forth or referred to in this Agreement or the Disclosure Schedules.

5.28.        No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 (including the related portions of the Exhibits and Schedules), neither Drake nor Seller, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Drake or Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller furnished or made available to Purchaser and its Representatives.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article 6 are true and correct.

6.1.          Organization and Authority of Purchaser.  Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser, and, assuming due authorization and delivery by each other Party, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

6.2.          No Conflicts: Consents.

(a)          The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) breach any provision of any of the Governing Documents of Purchaser or any resolution adopted by Purchaser, (ii) breach any provision of any Applicable Law or Order applicable to Purchaser, or (iii) except as set forth in Schedule 6.2, require the Consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which Purchaser is a party.

(b)          No Consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, other than (i) such filings and notices as may be required by (A) any Applicable Laws, including any applicable federal or state securities or “blue sky” laws, including the filing with the Securities and Exchange Commission (the “SEC”) of a Form D, as required under Regulation D under the Securities Act, one or more Current Reports on Form 8-K with respect to the transactions contemplated by this Agreement, and such other reports or filings as may be required under the Exchange Act and the Securities Act and the rules and regulations thereunder in connection with the execution, delivery and performance of Purchaser’s obligations under this Agreement, and (B) the NASDAQ Global Stock Market (or the rules and regulations thereof), and (ii) authorizations, approvals, Orders, Permits or consents which if not obtained, or notices, registrations, declarations or filings which if not made, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.3.          Legal Proceedings.  Except for Legal Proceedings set forth on Schedule 6.3, there are no Legal Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

6.4.          Financial Advisors.  Except as set forth on Schedule 6.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof and any such payment will be made by Purchaser independent of the transactions contemplated by this Agreement.

6.5.          Sufficiency of Funds.  Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Payment and to consummate the transactions contemplated by this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Seller that the statements contained in this Article 7 are true and correct.

7.1.          Organization and Authority of Parent.  Parent is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent, and, assuming due authorization and delivery by each other Party, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

7.2.          No Conflicts: Consents.

(a)          The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) breach any provision of any of the Governing Documents of Parent or any resolution adopted by Parent, (ii) breach any provision of any Applicable Law or Order applicable to Parent, or (iii) except as set forth in Schedule 7.2, require the Consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which Parent is a party.

(b)          No Consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of Parent in connection with the execution and delivery of this Agreement, the compliance by Parent with any of the provisions hereof, the consummation of the transactions contemplated hereby or the taking by Parent of any other action contemplated hereby, other than (i) such filings and notices as may be required by (A) any Applicable Laws, including any applicable federal or state securities or “blue sky” laws, including the filing with the SEC of a Form D, as required under Regulation D under the Securities Act, one or more Current Reports on Form 8-K with respect to the transactions contemplated by this Agreement, and such other reports or filings as may be required under the Exchange Act and the Securities Act and the rules and regulations thereunder in connection with the execution, delivery and performance of Parent’s obligations under this Agreement, and (B) the NASDAQ Global Stock Market (or the rules and regulations thereof), and (ii) authorizations, approvals, Orders, Permits or consents which if not obtained, or notices, registrations, declarations or filings which if not made, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

7.3.          Legal Proceedings.  Except for Legal Proceedings set forth on Schedule 7.3, there are no Legal Proceedings pending or, to Purchaser’s Knowledge, threatened against Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7.4.          Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof and any such payment will be made by Parent independent of the transactions contemplated by this Agreement.

7.5.          Parent SEC Reports.  Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2015 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Stock Market.

7.6.          Parent Common Stock.  All of the shares of Parent Common Stock to be issued pursuant to this Agreement (a) will be, when issued, duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights and Liens (other than Permitted Liens set forth in this Agreement and the other Transaction Documents and any Liens under federal and state securities laws) and (b) assuming the accuracy of the applicable representations and warranties in Section 5.26, will be issued pursuant to an exemption from registration under the Securities Act and state securities laws.

ARTICLE 8
COVENANTS

8.1.          Conduct of Business Prior to Closing.

(a)          From the Execution Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to clause (viii) below), Seller shall: (x) conduct the Business in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, Business and franchise of Seller and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, vendors, regulators and others having business relationships with Seller.  Without limiting the generality of the foregoing, from the Execution Date until the Closing, Seller shall:

(i)          not grant any increase in the rates of pay of any Employees, or grant any increase in the benefits under any Seller Employee Plan or other bonus, pension plan or other contract or commitment to, for or with any Employees, other than in the Ordinary Course of Business, and Seller shall not increase the compensation payable or to become payable to any officers, Employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, Employees or agents, other than in the Ordinary Course of Business;

(ii)         not adopt, amend, or terminate (except as required by Applicable Law) any Seller Employee Plan;

(iii)        not terminate any director, officer, or key employee (other than for “cause”);

(iv)        not issue any membership interests or other equity interests;

(v)         not enter into any Contract that, if entered into on or prior to the date hereof, would be required to be listed on Schedule 5.11, or engage in any transaction not in the Ordinary Course of Business;

(vi)        maintain commercially reasonable insurance in connection with the Business and the Purchased Assets;

(vii)       not purchase or sell or otherwise dispose of any capital assets with a market value aggregating in excess of $100,000;

(viii)      not take any action that would reasonably be expected to result in a Seller Material Adverse Effect;

(ix)         promptly advise Purchaser in writing of any change in the Business, financial condition, operations, prospects or assets of Seller that could reasonably be expected to have a Seller Material Adverse Effect;

(x)          not amend its certificate of formation, operating agreement or other organizational documents;

(xi)         not take any action or omit to take any action that could reasonably be expected to result in a material breach of any Material Contract;

(xii)        comply in all material respects with all Applicable Laws with respect to the Business;

(xiii)       not enter into any Contract with any Affiliate or with any officer, manager or member of Seller, or any Family Member of any such individual;

(xiv)       not cancel, compromise, waive or release any right or claim other than in the Ordinary Course of Business;

(xv)        not abandon or permit to lapse (other than by normal expiration at the end of term) any Intellectual Property material to the current conduct of the Business;

(xvi)      not accelerate the collection of or discount any accounts receivable, or delay the payment of accounts payable or defer expenses, except in the Ordinary Course of Business;

(xvii)     not commence or settle any Legal Proceeding, or any other arbitration, mediation or similar proceeding that would (A) require payment by Seller in excess of $100,000, (B) result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of Seller or (C) result in a finding or admission of a violation of any Applicable Law; and

(xviii)    use its commercially reasonable efforts to cause the satisfaction of the conditions precedent contained herein.

(b)          From the Execution Date until the earlier of the Closing Date or the date of the termination of this Agreement in accordance with its terms, neither Drake nor Seller shall, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate or accept any other inquiry, proposal or offer from any Person other than Purchaser relating to the sale, merger, reorganization, acquisition, lease, license or other disposition of Seller or any portion of the assets or businesses of Seller (collectively, an “Alternative Transaction”), (ii) provide any nonpublic or other confidential or proprietary information or data regarding this Agreement or Seller (including legal and contractual documentation or any financial information, projections or proposals regarding the Business) to, or engage in any negotiations, discussions, conversations or other communications with, any Person other than Purchaser or (iii) accept any proposal, enter into any agreement or understanding or agree or commit to accept any proposal, agreement or understanding relating to the transactions contemplated by this Agreement.  Seller shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Seller shall immediately notify Purchaser of any offer, proposal or inquiry regarding an Alternative Transaction, including the identity of the party making such offer, proposal or inquiry and the terms thereof to the extent known, or any other inquiry or other contact between Seller or its Representatives and any other Person regarding any of the foregoing to the extent received or first occurring on or after the Execution Date.

(c)          Seller shall not make, revoke or modify any material Tax election, change any Tax accounting method, settle or compromise any Tax liability, file any amended Tax Return, consent to or otherwise extend the statute of limitations with respect to any Tax, or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other agreement with any Tax Authority.

8.2.          Access to Information.  From the Execution Date until the Closing, Seller shall: (a) afford Purchaser and its Representatives reasonable access to and the right to inspect all of the real property that is subject to the Real Property Leases, properties, assets, premises, books and Records, contracts, agreements and other documents and data related to Seller; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to Seller as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Purchaser in its investigation of Seller; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of Seller.  All requests by Purchaser for access pursuant to this Section 8.2 shall be submitted or directed exclusively to John Sapp or such other individuals as Seller may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller or its businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the Execution Date.  Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, Seller and Purchaser shall have no right to perform invasive or subsurface investigations of the real property that is subject to the Real Property Leases.  Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 8.2.

8.3.          Consents.  Seller will use its commercially reasonable efforts, and Purchaser will cooperate with Seller, to obtain prior to Closing all Consents and approvals contemplated by this Agreement.

8.4.          Further Assurances.  Subject to the other provisions of this Agreement, Purchaser and Seller will use their respective commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, including by furnishing to each other such necessary and reasonable assistance as may be reasonably requested in connection with the preparation of any necessary filings or submissions to any Governmental Body in connection with the transactions contemplated by this Agreement.  Seller and Purchaser shall, at any time and from time to time after the Closing, execute and deliver, or cause to be executed and delivered, to the other Party or its designee, such further consents, approvals, conveyances, assignments, and other documents and instruments as any Party shall reasonably request in order to carry out any and all of the terms and provisions of this Agreement.

8.5.          Publicity.  Prior to the Closing, no Party will issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, except to the extent such disclosure is required by Applicable Law, including, in the case of Parent, the filing of one or more Current Reports on Form 8-K with respect to the transactions contemplated by this Agreement; provided, however, that (a) the Party required to make such disclosure under Applicable Law shall immediately notify the other Party who shall have the right to take appropriate action to oppose or seek prevention of such disclosure with the applicable court or authorities requiring disclosure and (b) the Party required to make such disclosure required by Applicable Law shall consult with the other Party with respect to the content of the disclosure and shall limit the information contained in such disclosure to information required to be disclosed by the applicable court or authorities.

8.6.          Schedules.

(a)          The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of this Agreement.  Matters reflected in the Disclosure Schedules are not necessarily limited to the matters required by this Agreement to be disclosed therein and do not necessarily include other matters of a similar nature.  The Disclosure Schedules are not intended to constitute, and shall not be construed as (i) constituting representations or warranties of Seller except as and to the extent provided in this Agreement or (ii) expanding the scope of the representations or warranties of Seller in this Agreement.  Information provided in one Disclosure Schedule will suffice, without repetition or cross reference, as a disclosure of such information in any other Disclosure Schedule to which its relevance is reasonably apparent on its face.

(b)          From time to time prior to the Closing, but in no case less than five (5) Business Days prior to the Closing, Seller may supplement or amend the Disclosure Schedules (each a “Schedule Supplement”) but only with respect to any matter first occurring or conditions first existing after the Execution Date.  Any Schedule Supplement will (i) be disregarded for purposes of determining whether the conditions to the Closing have been satisfied, and (ii) be effective for purposes of determining whether there has been a breach of a representation or warranty that is the subject of indemnification, but only if the Closing occurs.

8.7.          Confidentiality.

(a)          Any and all information disclosed by Purchaser or Parent, or their respective Affiliates or Representatives, to Seller or its Affiliates or Representatives on the one hand, or by Seller or its Affiliates or Representatives to Purchaser, Parent or their respective Affiliates or Representatives on the other hand, as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to such Persons shall remain confidential to each such Person and their respective employees, agents and Representatives, until the Closing Date in accordance with the Confidentiality Agreement.

(b)          Except as required by Applicable Law, from and after the Closing Date, each of Drake and Seller shall hold in confidence all information concerning the Business that is not generally available to the public (“Confidential Information”) (whether obtained prior to or following the Closing) or otherwise that is either non-public, confidential or proprietary in nature.  Each of Drake and Seller shall, subject to any requirement of Applicable Law, keep such Confidential Information confidential and abide by all Applicable Laws with respect to the use or possession of such Confidential Information, and such Confidential Information shall not, without the prior written consent of Purchaser, be disclosed by Drake or Seller to any Person.  Notwithstanding the foregoing, in the event that either Drake or Seller or any of their respective Representatives is requested or required by Applicable Law (including by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information or make any disclosure that is prohibited under this Section 8.7, Drake or Seller, as applicable, shall, to the extent legally permitted, provide Purchaser with prompt written notice of such request so that Purchaser, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.7.  Drake and Seller shall reasonably cooperate with Purchaser in such regard at Purchaser’s sole cost and expense.  In the event that such protective order or other remedy is not obtained or that Purchaser waives compliance with the provisions of this Section 8.7, Drake or Seller, as applicable, and such Party’s Representatives will furnish only that portion of the Confidential Information that is legally required to be disclosed, Drake or Seller, as applicable, will give Purchaser written notice of the information to be disclosed as far in advance as practicable, and, upon Purchaser’s request and at its sole cost and expense, Drake or Seller, as applicable, will use commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

8.8.          Employee Matters.

(a)          At least fifteen (15) days prior to the Closing, Seller will provide to Purchaser the following information for each current employee of Seller who is actively at work on the date of such delivery to Purchaser and any current employee of Seller who is on approved leave as of such time:  (i) date of birth, (ii) department, (iii) supervisor, (iv) ID number, (v) gender, (vi) marital status, (vii) home address, (viii) average hours worked per week during the preceding twelve (12) months, (ix) health and welfare plan elections and tiers, (x) earnings used for benefit and contribution purposes, (xi) base salary, (xii) incentive bonus for the prior completed fiscal year, and (xiii) any severance entitlements to which such employee may be eligible to receive.

(b)          As of the Closing Date, Seller shall terminate the employment of all current employees of Seller who are actively at work on the Closing Date and any current employee of Seller who is on approved leave as of such time (the “Current Employees”), and Purchaser shall offer employment, on an “at will” basis, to all Current Employees as of the Closing Date who are listed on Schedule 8.8(b) (provided that in the case of any offeree who is on approved leave from Seller, such offer shall not be binding upon the Purchaser and shall not be deemed to have been accepted by such offeree unless such offeree reports to the Purchaser for active work within twelve (12) weeks after the Closing Date, or if absent by reason of short-term disability, injury or illness, within the period prescribed by the applicable Seller’s short-term disability plan, or within six (6) months if no such period is prescribed by the applicable Seller’s short-term disability plan, and with acceptable medical release for regular work or work with reasonable accommodation, or if absent on statutory leave such as maternity or parental leave within the period prescribed by the applicable statute for such leave), but in each case only to the extent that such Current Employees satisfy the standard employment criteria of Purchaser.  The hiring of the Current Employees by Purchaser will be subject to the standard employment policies and procedures of Purchaser, as determined in Purchaser’s sole and absolute discretion, and nothing in this Section 8.8(b) shall be deemed to affect or limit in any manner Purchaser’s management or employment of the Current Employees, alter any employment-at-will employment relationship, or create or grant to any Current Employees third party beneficiary rights under this Agreement.  Any Current Employee hired by Purchaser (“Continuing Employees”) will have such compensation and benefits as provided for by Purchaser, as may be modified from time to time.

(c)          Seller shall be solely responsible for, and Purchaser shall have no obligations whatsoever for, (i) any compensation or other amounts payable to any Employee or current or former officer, director, independent contractor or consultant, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension,  profit sharing or other Seller Employee Plan benefits or severance pay for any period relating to the service with the Seller at any time on or prior to the Closing Date and the Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date or when otherwise due, (ii) any and all Liabilities under any Seller Employee Plan, including the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees or current or former officers, directors, independent contractors or consultants or the spouses, dependents or beneficiaries thereof, and (iii) all worker’s compensation claims of any Employees or current or former officers, directors, independent contractors or consultants that relate to events occurring on or prior to the Closing Date  ((i) through and including (iii), collectively, the “Seller Retained Employee Liabilities”).  Seller shall indemnify and hold Purchaser harmless from, all claims, demands, costs or other Liabilities, including reasonable attorneys’ fees: (x) related to the Employees who do not become Continuing Employees, (y) to the extent such Liability arises from any action, event or course of conduct that occurs prior to the Closing Date, or (z) to the extent such Liability arises under or relates to any Seller Employee Plan or the Seller Retained Employee Liabilities.

(d)          Seller and its Affiliates shall be solely responsible to provide required notices and group health plan continuation coverage required under COBRA to any Employee (and dependent thereof), including with respect to each “M&A qualified beneficiary” within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-4(a), due to a qualifying event occurring on or before the Closing.

(e)          Seller shall waive and cause its Affiliates to waive any noncompetition, nonsolicitation, confidentiality and other restrictions that may be applicable to the Continuing Employees that would otherwise limit the scope of the Continuing Employees’ services to Purchaser or its Affiliates after the Closing.

(f)          The Parties shall (i) treat Purchaser as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Purchaser’s Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act and (ii) use reasonable best efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53.

(g)          This Section 8.8 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 8.8, express or implied, shall be confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.8.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify a Seller Employee Plan or similar employee program, agreement or arrangement.  The Parties acknowledge and agree that the terms set forth in this Section 8.8 shall not create any right in any Employee or any other Person to any continued employment with Seller, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.  Except as is expressly prohibited by Applicable Law, Seller will reasonably cooperate with Purchaser to assist Purchaser with respect to the hiring of Current Employees pursuant to this Section 8.8 (including, as reasonably necessary, provide information regarding and access to the Continuing Employees prior to Closing) and the terms of this Section 8.8, and Seller and its Affiliates will not take any action which would impede, hinder or otherwise interfere with Purchaser’s efforts in accordance with this Section 8.8.

8.9.          Books and Records.  Purchaser agrees to maintain, or, if not in the possession or under the control of Purchaser, to use commercially reasonable efforts to cause to be maintained, the Records in existence on the Closing Date until the fifth (5th) anniversary of the Closing Date (or for such longer period of time as reasonably requested by Seller to have the Records available with respect to open years for Tax audit purposes).  After the Closing Date, Purchaser shall provide Seller and its Representatives, during normal business hours and upon reasonable notice, access to, and the right to copy (at Seller’s expense), the Records, for the purposes of:

(a)          complying with any Applicable Laws affecting ownership of the Purchased Assets prior to the Closing Date;

(b)          preparing Tax Returns or filing Tax refunds;

(c)          responding to or disputing any Tax audit;

(d)          asserting, defending or otherwise dealing with any inquiry, investigation, claim or dispute under this Agreement or the transactions contemplated hereby or with respect to the Business; or

(e)          any other reasonable purpose;

provided, that Purchaser shall not be required to disclose any information to Seller if such disclosure would, in Purchaser’s sole discretion: (x) cause significant competitive harm to Purchaser or its businesses; (y) jeopardize any attorney-client or other privilege; or (z) contravene any Applicable Laws, fiduciary duty or binding agreement.

8.10.        Notification.  At all times until the earlier of the termination of this Agreement pursuant to the terms hereof and the Closing, Seller and Purchaser shall each give prompt notice (orally and in writing) to each other (a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any occurrence, event or matter that could reasonably lead to the non-satisfaction by such Party of any of the conditions to the transactions contemplated by this Agreement set forth in Article 9, (b) of any notice or other communication received by it from any Governmental Body in connection with the transactions contemplated by this Agreement, or from any Person, subsequent to the Execution Date, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (c) of the institution of any material litigation or material governmental investigations or hearings relating to this Agreement or the transactions contemplated hereby.

8.11.        Non-Competition; Non-Solicitation.

(a)          Each of Drake and Seller agrees that, for a period of five (5) years from and after the Closing Date (the “Restrictive Period”), each of Drake and Seller shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide any financing to, any Person (other than the Parent, Purchaser and their respective Affiliates) that engages in any activity, operation or business that competes with the Business, as currently conducted, except that each Drake and Seller may hold less than five percent (5%) of the capital stock of any publicly-traded Person.

(b)          Neither Drake nor Seller shall, during the Restrictive Period, take any action intended to cause any lessor, licensor, customer or supplier to (i) lessen or terminate its business relationship with Purchaser, or (ii) not enter into a new business relationship with Purchaser.

(c)          Each of Drake and Seller agrees that, during the Restrictive Period, it shall not, directly or indirectly, interfere with, or attempt to interfere with, the employment of any officers, employees, representatives or agents of Parent or Purchaser, or, directly or indirectly solicit, hire or attempt to induce any of them to leave the employ of Parent or Purchaser; provided, that the foregoing shall not prohibit Seller from hiring any individual who responds to general media advertisements not directed at the officers, employees, representatives or agents of Parent or Purchaser.

(d)          For clarification purposes, in no event shall the restrictions set forth in this Section 8.11 be interpreted to prevent Drake from continuing or entering into independent contractor agreements and conducting business with competitors of the Business or otherwise conducting business in any manner that does not violate the restrictions set forth in Section 8.1(a) or Section 8.1(b).

(e)          Each of Drake and Seller acknowledges and agrees that the covenants set forth in this Section 8.11 are necessary to protect the goodwill of the Business that is being purchased by Purchaser.  Each of Drake and Seller further acknowledges and agrees that Parent’s and Purchaser’s willingness to enter into this Agreement is conditioned and dependent upon the Drake’s and Seller’s promises to be bound by this Section 8.11.  Each of Drake and Seller acknowledges and agrees that any breach or threatened breach of the restrictive covenants contained in this Section 8.11 would cause irreparable injury to Parent, Purchaser and the Business and that the remedy at law for any such breach or threatened breach would be inadequate, and Drake and Seller agree and consent that, in addition to any other available remedy to Parent or Purchaser, temporary and permanent injunctive relief may be granted in any action that may be brought by Parent or Purchaser to enforce such restrictive covenants without necessity of proof that any other remedy at law is inadequate.

(f)          Each of Drake and Seller acknowledges and agrees that all of the restrictions, covenants and agreements in this Section 8.11 are appropriate, reasonable and valid (including with respect to geographic scope and duration) and necessary for the protection of the legitimate interests of Parent and Purchaser.  If any provision contained in this Section 8.11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.11, but this Section 8.11 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.

8.12.        Material Non-Public Information of Parent.  Each of Drake and Seller acknowledges and agrees that it will, and it will direct and cause its Affiliates or Representatives, and any other Person receiving any Confidential Information concerning Purchaser or Parent pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, to, until the material parts thereof become publicly available, other than as a result of an action by Drake or Seller or their respective Affiliates or Representatives, hold such information in confidence and abide by all Applicable Laws with respect to the use or possession of material non-public information concerning Parent and its subsidiaries.

8.13.        Agreement to Change Name.  Concurrently with the Closing, Seller will prepare, execute and file the documents necessary to change its registered and assumed name to a name substantially dissimilar to “EPS Financial” and “E1.”  For the avoidance of doubt, any name or mark that comprises or includes “EPS” or “E1” or any confusingly similar wording or designs is not “substantially dissimilar” for purposes of the foregoing sentence.   Following the Closing, Seller shall not use, register, or attempt to register, or permit or assist any of its Affiliates or successors, other than Purchaser, to use, register, or attempt to register, the name “EPS Financial” or “E1” or any confusingly similar wording or designs as or as part of any names or identifiers (including without limitation trademarks, service marks, business names, domain names, logos, social media user or account names, handles or avatars).  Furthermore, following the Closing, Seller shall not use, register, or attempt to register, or permit or assist any of its Affiliates or successors, other than Purchaser, to use, register, or attempt to register, any such names or identifiers that refer to any aspect of the Business.

8.14.        Expenses Relating to Transfer of Shares and Removal of Restrictive Legend.  Upon the written request of Seller, Purchaser shall reimburse Seller for the reasonable, documented, out-of-pocket expenses actually incurred by Seller and paid to legal counsel, relating to Seller’s transfer of the Parent Common Stock (including the request to remove any restrictive legend on the Parent Common Stock in connection with such transfer).  Notwithstanding the foregoing, Purchaser shall not be obligated to provide such reimbursement more than eighteen (18) months following the Closing Date, and in no event shall Purchaser be obligated to expend an amount pursuant to this Section 8.14 in excess of twenty thousand dollars ($20,000) in the aggregate.

8.15.        Retention Agreements.  Purchaser and Seller will use their commercially reasonable efforts to encourage the individuals set forth on Schedule 8.15 to enter into retention agreements with Purchaser prior to Closing.

8.16.        Cash Transfers.  Beginning on the Closing Date and continuing until January 31, 2017 (the “Transfer Period”), Seller shall transfer to Purchaser all amounts deposited into and otherwise held in the bank accounts set forth on Schedule 8.16 (such accounts, the “Deposit Accounts”), with such transfers to occur each Friday during the Transfer Period except that the final transfer with respect to the Transfer Period shall occur one (1) Business Day following the end of the Transfer Period.  Notwithstanding the foregoing, upon written notice from Purchaser to Seller, the Transfer Period shall be extended until April 30, 2017.  On the same day as each transfer from Seller to Purchaser pursuant to this Section 8.16, Seller shall deliver to Purchaser reasonably detailed information regarding all deposit and withdrawal transactions with respect to each Deposit Account since the date of the last such transfer.  Seller shall reimburse Purchaser promptly, but in any case within five (5) days, for any withdrawals from the Deposit Accounts relating to checks written by Seller and not included in the calculation of Estimated Net Working Capital used for purposes of calculating the Closing Cash Payment pursuant to Section 3.3 or in the calculation of Net Working Capital used for purposes of the Final Closing Schedule pursuant to Section 3.4.

ARTICLE 9
CONDITIONS TO CLOSING

9.1.          Conditions Precedent to Obligations of Purchaser and Parent.  The obligation of Purchaser and Parent to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any or all of which may be waived by Purchaser and Parent in whole or in part to the extent permitted by Applicable Law:

(a)          The representations and warranties of Seller contained in this Agreement that are not qualified by materiality or Seller Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, and the representations and warranties of Drake and Seller contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect shall be true and correct in all respects on and as of the Closing (except in each case for those representations and warranties made as of a specified date, which shall be true and correct as of that specified date), with the same effect as though such representations and warranties had been made at and as of the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Drake and Seller, dated the Closing Date, to the foregoing effect.

(b)          Seller and Drake shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller or Drake prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller and Drake, dated the Closing Date, to the foregoing effect.

(c)          Purchaser shall have received a certificate, duly executed by an officer of Seller and Drake, dated as of the Closing Date, certifying as to (i) the resolutions adopted by the member of Seller and board of directors of Drake authorizing the execution and delivery of this Agreement by Seller and Drake, the performance by Seller and Drake of their respective obligations under this Agreement, and the consummation of the transactions contemplated hereby, as attached to such certificate, which such resolutions were duly adopted by all necessary action and remain in full force and effect, and have not been amended, rescinded or modified, (ii) a complete copy of the Certificate of Formation of Seller certified by the Secretary of State of the State of North Carolina as of a date not more than twenty (20) days prior to the Closing Date, (iii) a complete copy of the Certificate of Incorporation of Drake certified by the Secretary of State of the State of North Carolina as of a date not more than twenty (20) days prior to the Closing Date, (iv) a complete copy of the limited liability company agreement of Seller, (v) a complete copy of the Bylaws of Drake, (vi) certificates of good standing of Seller issued by the Secretary of State of the State of North Carolina and each other jurisdiction in which Seller is qualified to do business, in each case as of a date not more than twenty (20) days prior to the Closing Date, and (vii) a certificate of good standing of Drake issued by the Secretary of State of the State of North Carolina.

(d)          Purchaser shall have received a certificate, duly executed by an officer of Seller and Drake, dated as of the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of Seller and Drake.

(e)          Seller shall have obtained the consent, in form and substance satisfactory to Purchaser, to the consummation of the transactions contemplated by this Agreement by each Person set forth on Schedule 9.1(e), and Purchaser, Parent and Seller shall have obtained the approval, non-objection, authorization or consent of any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement.

(f)          Purchaser shall have received the Transition Services Agreement duly executed by Seller.

(g)          Purchaser shall have received the Gill 2016 Employment Agreement, duly executed by Clark Gill.

(h)          Purchaser shall have received the Marketing and Servicing Agreement, duly executed by Drake Software, LLC.

(i)          Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

(j)          There shall not have occurred a Seller Material Adverse Effect.

(k)          No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction or arbitrator or other similar legal restraint shall be in effect that has the effect of prohibiting consummation of the transactions contemplated by this Agreement, and no Legal Proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

9.2.          Conditions Precedent to Obligations of Seller and Drake.  The obligations of Seller and Drake to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any or all of which may be waived by Seller and Drake in whole or in part to the extent permitted by Applicable Law:

(a)          The representations and warranties of Purchaser and Parent contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, and the representations and warranties of Purchaser and Parent contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct in all respects on and as of the Closing (except in each case for those representations and warranties made as of a specified date, which shall be true and correct as of that specified date), and Seller shall have received a certificate signed by an authorized officer of Purchaser and Parent, dated the Closing Date, to the foregoing effect.

(b)          Purchaser and Parent shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser or Parent on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser and Parent, dated the Closing Date, to the foregoing effect.

(c)          Seller shall have received a certificate, duly executed by an officer of Purchaser, dated as of the Closing Date, certifying as to (i) the resolutions adopted by the board of directors of Purchaser authorizing Purchaser’s execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the transactions contemplated hereby, as attached to such certificate, which such resolutions were duly adopted by all necessary action and remain in full force and effect, and have not been amended, rescinded or modified, and (ii) a complete copy of the Governing Documents of Purchaser.

(d)          Seller shall have received a certificate, duly executed by an officer of Parent, dated as of the Closing Date, certifying as to (i) the resolutions adopted by the board of directors of Parent authorizing Parent’s execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the transactions contemplated hereby, as attached to such certificate, were duly adopted by all necessary action and remain in full force and effect, and have not been amended, rescinded or modified, (ii) a complete copy of the Certificate of Incorporation of Parent certified by the Secretary of State of the State of Delaware as of a date not more than twenty (20) days prior to the Closing Date, (iii) a complete copy of the Bylaws of Parent and (iv) a certificate of good standing of Parent issued by the Secretary of State of the State of Delaware.

(e)          Seller shall have received a certificate, duly executed by an officer of Purchaser and Parent, dated as of the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of Purchaser and Parent.

(f)          Seller shall have received the Transition Services Agreement, duly executed by Purchaser.

(g)          Seller shall have received the Gill 2016 Employment Agreement, duly executed by Purchaser.

(h)          Seller shall have received the Marketing and Servicing Agreement, duly executed by Purchaser.

(i)          There shall not have occurred a Purchaser Material Adverse Effect.

(j)          Purchaser shall have delivered to Seller all of the items set forth in Section 4.3.

(k)          No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction or arbitrator or other similar legal restraint shall be in effect that has the effect of prohibiting consummation of the transactions contemplated by this Agreement, and no Legal Proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

9.3.          Failure to Satisfy Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 9.1 or Section 9.2 if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE 10
TAXES

10.1.        Transfer Taxes.  Each of Purchaser and Seller shall be responsible for fifty percent (50%) of all documentary, stamp, transfer, motor vehicle registration, sales, use, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Purchaser will cooperate with any reasonable request of Seller in connection therewith.  Purchaser and Seller will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under Applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

10.2.        Straddle Period Taxes.  For all purposes of this Agreement, in the case of any Tax period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the amount of Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall be:  (i) in the case of any income or net income, gain, profits, receipts, revenue, employment, social security, payroll, sales, use, or other transaction-based Taxes, an amount determined based on a closing of the books as of the close of business on the Closing Date; and (ii) in the case of any other Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

10.3.        Cooperation.  Drake and Seller, on the one hand, and Purchaser, on the other hand, shall, upon written request of the other, (i) provide the other, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit or other examination of Seller or with respect to the Purchased Assets by any Tax Authority or judicial or administrative proceedings relating to liability for Taxes in connection with the Business, (ii) retain and provide the other, any Records, documents or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination relating to the Business, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, Drake and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns relating to the Business, including supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing Purchaser with a reasonable opportunity to review and copy the same.  Each Party shall bear its own expenses in complying with the foregoing provisions.

10.4.        Continuing Employees.  The Parties shall use or cause their respective Affiliates to use the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for Continuing Employees employed by the Seller.

ARTICLE 11
INDEMNIFICATION

11.1.        Survival.  The Parties, intending to contractually shorten the applicable statute of limitations, agree that the representations and warranties of the Parties shall survive the Closing for a period of eighteen (18) months (“Survival Period”), and upon the expiration of the Survival Period such representations and warranties shall expire, and all liabilities of Seller and Drake, and all remedies exercisable by Purchaser and Parent, shall terminate; provided, however that (a) those representations and warranties contained in Section 5.18 (Tax Matters) and Section 5.19 (Environmental Matters) shall survive and shall not expire until thirty (30) days following the expiration of all applicable statutes of limitations and (b) those representations and warranties contained in Section 5.1 (Organization and Authority of Drake), Section 5.2 (Organization, Authority and Qualification of Seller), Section 5.3 (Capitalization), Section 5.10 (Financial Advisors) and Section 5.13(a) (Title to Purchased Assets)(collectively, the “Seller Fundamental Representations”) and Section 6.1 (Organization and Authority of Purchaser), Section 6.4 (Financial Advisors), Section 7.1 (Organization and Authority of Parent) and Section 7.4 (Financial Advisors) (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely.  Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive and shall not expire at the time at which it would otherwise terminate, if written notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. This Section 11.1 shall not limit any covenant or agreement of the Parties that by its nature contemplates performance after the Closing.

11.2.        Seller Indemnification Obligations.  Subject to the limitations in this Article 11, from and after the Closing Date, Seller and Drake, jointly and severally, will indemnify and hold harmless Purchaser, Parent and their Affiliates, and their respective Representatives, officers, directors, employees and agents (collectively, the “Purchaser Indemnified Persons”), and will compensate and reimburse the Purchaser Indemnified Persons with respect to any Damages incurred by Purchaser Indemnified Persons (regardless of whether or not such Damages relate to any third party claim) arising from or in connection with:

(a)          any inaccuracy or breach of any of the representations or warranties of Seller or Drake set forth in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Drake pursuant to this Agreement; or

(c)          any Excluded Liabilities.

11.3.        Purchaser Indemnification Obligations.  Subject to the limitations in this Article 11, from and after the Closing Date, Purchaser and Parent, jointly and severally, will indemnify and hold harmless Seller, Drake and their Affiliates, and their respective Representatives, officers, directors, employees and agents (collectively, “Seller Indemnified Persons”), and will compensate and reimburse Seller Indemnified Persons with respect to any Damages incurred by Seller Indemnified Persons (regardless of whether or not such Damages relate to any third party claim) arising from or in connection with:

(a)          any inaccuracy or breach of any of the representations or warranties of Purchaser or Parent set forth in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Parent pursuant to this Agreement; or

(c)          any Assumed Liabilities.

11.4.        Certain Limitations.  The party making a claim under this Article 11 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article 11 is referred to as the “Indemnifying Party.”  The indemnification obligations under this Article 11 shall be subject to the following limitations:

(a)          Neither Seller nor Drake shall be liable for indemnification under Section 11.2(a), and neither Purchaser nor Parent shall be liable for indemnification under Section 11.3(a), until, in each case, the aggregate amount of all Damages in respect of indemnification under Section 11.2(a) or Section 11.3(a), as applicable, exceeds Three Hundred Thousand Dollars ($300,000) (the “Indemnification Threshold”), at which time Seller and Drake, or Purchaser and Parent, as applicable, shall be liable for all such Damages in excess of the Indemnification Threshold, subject to the terms and conditions of this Agreement.

(b)          The aggregate amount of all Damages for which Seller or Drake shall be liable pursuant to Section 11.2(a), or for which Purchaser or Parent shall be liable pursuant to Section 11.3(a), shall not, in either case, exceed Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the “Cap”); provided, however that the Cap shall not apply to a breach of any representation or warranty contained in Section 5.18 (Tax Matters) or any breach of any Seller Fundamental Representations or any Purchaser Fundamental Representations.  The aggregate amount of all Damages for which Seller and Drake shall be liable pursuant to Section 11.2, on the one hand, and for which Purchaser and Parent shall be liable pursuant to Section 11.3, on the other hand, shall not exceed the Purchase Price in each case.

(c)          Payments by an Indemnifying Party pursuant to this Article 11 with respect to any Damages suffered by an Indemnified Party shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim (net of any deductible amounts, costs of collection and increases in premiums resulting therefrom).  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages.

(d)          Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any claim for Damages that an Indemnified Party asserts under this Article 11.

(e)          Notwithstanding anything to the contrary set forth in this Article 11, for purposes of the indemnification provisions set forth herein, all of the representations and warranties of Seller, Parent and Purchaser, as the case may be, shall be read and interpreted without giving effect to any “Material Adverse Effect” or other “materiality” qualifications or similar language.

(f)          The limitations set forth in this Section 11.4 shall not apply to the extent caused by the Indemnifying Party’s fraud or intentional or willful acts or omissions.

11.5.        Third-Party Claims.

(a)          In the event that an Indemnified Party desires to make a claim against an Indemnifying Party, in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it (but excluding any claims relating to Taxes) for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claim of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 11.5, except to the extent, if any, that the Indemnifying Party has actually been materially prejudiced thereby.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.

(b)          The Indemnified Party will have the right to control the defense of any Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein), and the Indemnifying Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim subject to the Indemnified Party’s right to control the defense thereof.  The Indemnified Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to a Third-Party Claim, and need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith.  The Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to any Third-Party Claim with the prior consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed).

(c)          If, at any time following the Indemnifying Party’s receipt of a notice from the Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Damages that may result from such Third-Party Claim and demonstrates the wherewithal to satisfy any reasonably expected potential Damages, then, upon written notice thereof to the Indemnified Party, the Indemnifying Party may assume at its expense the defense of such Third-Party Claim in any manner it reasonably may deem appropriate; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim for equitable or injunctive relief against the Indemnifying Party;  provided, further, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, (iii) does not involve a finding or admission of wrongdoing, and (iv) does not result in any increase in Taxes of Parent, Purchaser or any of their respective Affiliates.

11.6.        Payment of Claims.

(a)          In the event of any claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing with reasonable specificity of the amount and circumstances surrounding such claim, including copies of all material written evidence thereof.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, then the Indemnifying Party shall pay such lesser amount promptly pursuant to (b) below, to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.  For the avoidance of doubt, Purchaser shall not be required to bring a claim for indemnification under this Agreement against Seller prior to seeking recovery with respect to such claim from Drake.

(b)          With respect to liquidated claims for Damages, if within thirty (30) days following receipt of notice thereof by the Indemnifying Party, the Indemnifying Party has not contested such claim in writing (or a portion of such claim), then the Indemnifying Party will pay the full amount thereof (or the portion not contested), subject to the limitations set forth in Section 11.4, within five (5) Business Days after the expiration of such thirty (30) day period.  To the extent indemnification required hereunder is not timely paid in accordance with this Section 11.6(b), amounts due hereunder shall bear interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

(c)          With respect to all other claims for Damages, the Indemnifying Party will pay the full amount determined for such claims, if any, subject to the limitations set forth in Section 11.4, within five (5) Business Days after such claim is resolved or liquidated. Any claim or disputed claim shall be deemed “resolved,” “liquidated” or “determined” when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(d)          Notwithstanding anything contained in this Agreement to the contrary, if Seller or Drake is required to pay any amounts to Purchaser under Article XI of this Agreement, including, specifically, Section 11.6(c), then Purchaser shall be entitled to set off against any amounts otherwise payable by Purchaser to Seller under this Agreement, the Marketing and Servicing Agreement or any other Transaction Document that amount of any such payments that Seller is required to make, up to a maximum aggregate amount equal to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

11.7.        Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, except in the case of any equitable remedies as provided in Section 12.3, (a) indemnification pursuant to the provisions of this Article 11 shall be the Parties’  exclusive remedy for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto or otherwise relating to the subject matter of this Agreement and (b) in furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Laws, any and all rights, claims and causes of action it may have pursuant to this Agreement against any Party or its Affiliates or representatives arising under or based upon any Applicable Laws, except pursuant to the indemnification provisions set forth in this Article 11 and except for any rights, claims or causes of action arising out of the fraud or intentional or willful acts or omissions of any Party.

ARTICLE 12
MISCELLANEOUS

12.1.        Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(a)          Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

(b)          Dollars.  Any reference in this Agreement to $ or Dollars will mean U.S. dollars.

(c)          Exhibits/Schedules.  All Exhibits and Schedules attached hereto or referred to herein are incorporated in and made a part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

(d)          Gender and Number.  Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(e)          Headings.  Headings used in this Agreement are for convenience of reference only.

(f)          Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)          Including.  The word “including” or any variation thereof means “including without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.2.        Expenses.  Seller and Purchaser will each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby.  Any regulatory filing, notification, registration or similar fee required to be paid by any Party in connection with this Agreement and the transactions contemplated hereby under any Applicable Law shall be paid by Purchaser.

12.3.        Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 12.3 will be in addition to any other rights and remedies which a Party may have at law or in equity pursuant to this Agreement.

12.4.        Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.  Any Legal Proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, in each case located in the city of Wilmington, Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Legal Proceeding.

12.5.        Waiver of Right to Trial by Jury.  To the extent permissible under Applicable Laws applicable to this Agreement, each Party waives any right to trial by jury in any action, matter or Legal Proceeding regarding this Agreement or any provision hereof.

12.6.        Amendment; Waiver.  This Agreement and any Schedules or Exhibits attached hereto or other documents executed in connection herewith may be amended only by agreement in writing signed by the Parties.  No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

12.7.        Remedies Cumulative.  Except as expressly set forth herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.8.        Notices.  All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile, with written confirmation of transmission, if the sender on the same day sends a confirming copy of such notice or other communication by a recognized overnight delivery service (charges prepaid), (iii) by electronic mail, with proof of receipt or other confirmation of transmission, if the sender on the same day sends a confirming copy of such notice or other communication by a recognized overnight delivery service (charges prepaid), or (iv) one (1) Business Day following the day sent by overnight courier, with written confirmation of receipt, in each case at the following addresses and facsimile numbers, or to such other physical or electronic address as a Party may have specified by notice given to the other Party pursuant to this provision:

If to Purchaser or Parent, to:

J. Tyler Haahr, Chairman and Chief Executive Officer
MetaBank
5501 S. Broadband Lane
Sioux Falls, SD 57018

With a copy (which will not constitute notice) to:

Mara Glaser McCahan
Katten Muchin Rosenman LLP
2900 K Street, NW
North Tower – Suite 200
Washington, DC 20007
Facsimile: 202-298-7570
Email: mara.glaser-mccahan@kattenlaw.com

If to Seller or Drake, to:

Drake Enterprises, Ltd.
235 East Palmer Street
Franklin, NC 28734-3049
Attn: John Sapp

With a copy (which will not constitute notice) to:

Chambliss, Bahner & Stophel, P.C.
Liberty Tower
605 Chestnut Street, Suite 11700
Chattanooga, TN 37450
Attention: William P. Aiken
Facsimile: (423) 508-1216
Email: waiken@chamblisslaw.com

12.9.        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.10.      Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and permitted assigns.  Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser prior to the Closing, by operation of law or otherwise, without the prior written consent of the other Party and any attempted assignment without the required consents will be void.

12.11.      Entire Agreement.  This Agreement shall constitute the entire agreement among the Parties and may not be modified except in writing and signed by all Parties.  All of the Exhibits, Schedules, and other appendices attached to this Agreement, or to be attached hereto subsequent to the Execution Date, are incorporated herein by reference.  In the event of any conflict between the terms in the main body of this Agreement and any Exhibits, Schedules and other attachments, this Agreement shall control.

12.12.      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The signature of any Party hereto to a counterpart may be transmitted via facsimile or electronic mail and shall be considered an original, executed counterpart upon receipt by the other Party.  Any such facsimile or electronic mail counterpart shall be considered to have the same binding legal effect as an original counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

PARENT:

META FINANCIAL GROUP, INC.

By:	/s/ Glen W. Herrick
Name:	Glen W. Herrick
Title:	Executive Vice President and Chief
Financial Officer

PURCHASER:

METABANK

By:	/s/ Glen W. Herrick
Name:	Glen W. Herrick
Title:	Executive Vice President and Chief
Financial Officer

SELLER:

EPS FINANCIAL, LLC

By:	/s/ Clark Gill
Name:	Clark Gill
Title:	President

DRAKE:

DRAKE ENTERPRISES, LTD.

By:	/s/ Philip C. Drake
Name:	Philip C. Drake
Title:	CEO

[Asset Purchase Agreement]